UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

United States Cellular Corporation
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

PRELIMINARY INFORMATION STATEMENT - SUBJECT TO COMPLETION

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631

NOTICE OF WRITTEN CONSENT AND INFORMATION STATEMENT WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
[●], 2025
To the Stockholders of United States Cellular Corporation:

This notice of written consent, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”) and information statement (this “Information Statement”), is being furnished to the holders of common stock, par value $1.00 per share (the “USCC Common Stock”), of United States Cellular Corporation, a Delaware corporation (the “Company,” “USCC,” “our,” or “we”), in connection with the License Purchase Agreement, dated as of October 17, 2024 (the “License Purchase Agreement” or the “Agreement”), by and among certain subsidiaries of the Company (the “Sellers”), Verizon Communications Inc., a Delaware corporation (the “Purchaser” or “Verizon”), and the Company (solely for the purposes of certain provisions in the Agreement), a copy of which is attached as Annex A to this Information Statement. Pursuant to the Agreement, the Company and the Sellers have agreed to sell select spectrum licenses in the cellular band, as well as select licenses for spectrum in the Advanced Wireless Services (“AWS”) and Personal Communications Services (“PCS”) bands (each, a “License” and collectively, the “Licenses”) to Verizon for $1.0 billion in the aggregate, payable to the Sellers in cash, subject to certain adjustments (the “Transaction Consideration”).

The board of directors of the Company (the “USCC Board”), acting upon the unanimous recommendation of the independent directors of the Company (the “USCC Independent Directors”), (a) determined that the Agreement and the transactions contemplated thereby (the “Verizon Transaction”), on the terms and subject to the conditions set forth in the Agreement, are advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the Verizon Transaction, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the Verizon Transaction to the Company’s stockholders in accordance with the DGCL.

In accordance with Section 228 of the DGCL, stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company approved, by written consent, the Agreement and the consummation of the Verizon Transaction. On October 17, 2024, following the execution and delivery of the Agreement, Telephone and Data Systems, Inc. (“TDS”), which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered a written consent (the “Written Consent”), constituting the requisite stockholder approval, approving the Agreement and the consummation of the Verizon Transaction, in accordance with the DGCL and the Company’s Amended and Restated Bylaws. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the Agreement or the consummation of the Verizon Transaction. As a result, the Company is not soliciting your vote for the approval of the Agreement and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the Verizon Transaction. No action by the stockholders of the Company is required to consummate the Verizon Transaction, and all requisite corporate action has been taken.

In addition to this Information Statement, the Company plans to file another information statement contemporaneously with this Information Statement, regarding a separate transaction with New Cingular Wireless PCS, LLC, a subsidiary of AT&T, Inc. (“AT&T”), as further described below in the “Impact of the Verizon Transaction on the Company and USCC Common Stock” and “The Verizon Transaction—Background of the Verizon Transaction” sections beginning on pages 4 and 6, respectively.

The purpose of this notice and the accompanying Information Statement is to (1) inform USCC stockholders of the action taken pursuant to the Written Consent described above before it takes effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (2) provide notice required under Section 228(e) of the DGCL. In accordance with Rule 14c-2 and Rule 14a-16 of the Exchange Act, the Verizon Transaction will become effective no earlier than the 40th calendar day after the Notice of Internet Availability of Information Statement (the “Notice”) is first made available to our stockholders.

THE INFORMATION STATEMENT IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THE INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED IN THE INFORMATION STATEMENT. THE COMPANY IS NOT ASKING COMPANY STOCKHOLDERS FOR A PROXY, AND STOCKHOLDERS OF THE COMPANY ARE REQUESTED NOT TO SEND A PROXY TO THE COMPANY.

The Notice and the Information Statement are dated as of [●], 2025 and are being made available on or about [●], 2025 to all Company stockholders of record as of the close of business (Eastern time) on October 17, 2024, the record date for this distribution, and are supplementally being mailed to all beneficial owners as of October 21, 2024.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT: THE INFORMATION STATEMENT IS AVAILABLE AT WWW.INVESTORS.USCELLULAR.COM.

Very truly yours,

LeRoy T. Carlson, Jr.	Laurent C. Therivel
Chair	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this Information Statement. Any representation to the contrary is a criminal offense.

The date of this notice of written consent and Information Statement is [●], 2025.

OTHER PUBLICLY AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, information statements and other information, as applicable, with the United States Securities and Exchange Commission (the “SEC”). As an electronic filer, our public filings are also maintained on the SEC’s internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is https://www.sec.gov.

You may obtain any of the documents referred to above from the SEC, through the SEC’s website or from us, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to this Information Statement, by requesting them in writing or by telephone at the following address:

United States Cellular Corporation
Attn: Investor Relations
8410 West Bryn Mawr Avenue
Chicago, IL 60631
(773) 399-8900

General information about the Company, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at https://www.uscellular.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this Information Statement and is not a part of this Information Statement.

We have not authorized anyone to give any information or make any representation about the Verizon Transaction or the Company that is different from, or in addition to, the information contained in this Information Statement or in any of the materials that have been incorporated by reference into this Information Statement. Therefore, if anyone distributes any such information, you should not rely on it. The information contained in this Information Statement speaks only as of the date of this Information Statement unless the information specifically indicates that another date applies.

INFORMATION STATEMENT

SUMMARY
This summary highlights selected information included in this Information Statement. You should carefully read this entire Information Statement and its Annexes and the other documents referred to in this Information Statement. Additional important information about the Verizon Transaction is also contained in Annex A to this Information Statement. Each item in this summary includes a page reference directing you to a more complete description of that item.
Parties to the License Purchase Agreement (pages 21 and 23)
United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631
(773) 399-8900
The Company provides wireless telecommunications services to customers with 4.5 million retail connections in portions of 21 states collectively representing a total population of 33 million, as of September 30, 2024. All of the Company’s wireless operating markets are in the United States. The Company’s service offerings include contract (“postpaid”) and non-contract (“prepaid”) wireless voice, messaging and data services plans, mobile broadband plans and wholesale wireless services. The Company is a majority-owned subsidiary of TDS. As of September 30, 2024, TDS owned approximately 83% of the Company’s Common Stock, had the voting power to elect all of the directors of the Company and controlled approximately 96% of the voting power in matters other than the election of directors of the Company.
USCC Common Stock is listed on the New York Stock Exchange under the symbol “USM.”
Additionally, 32 subsidiaries of USCC are parties to the Agreement.

Verizon Communications Inc.
1095 Avenue of the Americas
New York, New York 10036
(212) 395-1000
Verizon Communications Inc. is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, technology, information and entertainment products and services to consumers, businesses and government entities. With a presence around the world, Verizon, acting through its subsidiaries, offers data, video and voice services and solutions on its networks and platforms that are designed to meet customers’ demand for mobility, reliable network connectivity and security.
Verizon Common Stock is listed on the New York Stock Exchange and the Nasdaq Global Select Market under the symbol “VZ.”
Transaction Structure and Purchase Price (page 14)
The Company has agreed to sell the Licenses to Verizon. Pursuant to the Agreement, Verizon will pay to each Seller the applicable portion of the Transaction Consideration, in cash, at the time of the consummation of the Verizon Transaction (the “Closing”).
Required Stockholder Approval for the Verizon Transaction; TDS Written Consent (page 12)
In accordance with Section 228 of the DGCL, the USCC Restated Certificate of Incorporation and the USCC Amended and Restated Bylaws, stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of the Company approved, by written consent, the Agreement and the consummation of the Verizon Transaction. As of October 17, 2024, the record date for determining stockholders of USCC entitled to vote on the approval of the Agreement, there were 33,005,877 shares of Series A Common Stock outstanding and 52,448,297 shares of Common Stock outstanding.
On October 17, 2024, following the execution of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered the Written Consent. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the Agreement or the consummation of the Verizon Transaction. As a result, the Company is not soliciting your vote for the approval of the Agreement and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the Verizon Transaction. No action by the stockholders of the Company is required to consummate the Verizon Transaction, and all requisite corporate action has been taken.

Reasons for the Verizon Transaction; Recommendation of the USCC Independent Directors (page 9)
As described in the T-Mobile Information Statement (as defined in the section entitled “Impact of the Verizon Transaction on the Company and USCC Common Stock”), the Company and TDS announced on August 4, 2023 that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company and TDS entered into an agreement (the “T-Mobile Agreement”) with T-Mobile US, Inc. (“T-Mobile”) pursuant to which the Company agreed to sell its wireless operations and select spectrum assets to T-Mobile. Upon the announcement of the T-Mobile Transaction (as defined in the section entitled “Impact of the Verizon Transaction on the Company and USCC Common Stock”), the Company also announced that it would seek to opportunistically monetize the Retained Spectrum (as defined in the section entitled “Impact of the Verizon Transaction on the Company and USCC Common Stock”). The Verizon Transaction described herein follows from this decision to opportunistically monetize the Retained Spectrum.

After consideration of various factors further described in the section entitled “The Verizon Transaction—Reasons for the Verizon Transaction; Recommendation of the USCC Independent Directors” beginning on page 9, the USCC Independent Directors: (a) determined that the entry into the Transaction Documents (as defined in the section entitled “The Verizon Transaction—Reasons for the Verizon Transaction; Recommendation of the USCC Independent Directors”) and the consummation of the Verizon Transaction are advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) directed that the Transaction Documents be submitted to the USCC Board for approval and (c) recommended to the USCC Board that it approve the Transaction Documents, approve the Verizon Transaction and recommend the approval of the Verizon Transaction to the stockholders of the Company.

The USCC Board, acting upon the unanimous recommendation of the USCC Independent Directors, unanimously: (a) determined that the Verizon Transaction, on the terms and subject to the conditions set forth in the Agreement, are advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, and the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the Verizon Transaction, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the Verizon Transaction to the Company’s stockholders in accordance with Section 228 of the DGCL and Section 1.11 of the Amended and Restated Bylaws of the Company.
Regulatory Approvals; Absence of Court Orders (page 12)
In connection with the Verizon Transaction and subject to the terms of the Agreement, the Company, the Sellers and Verizon have agreed to cooperate with each other and to use, and to cause their respective affiliates to use, their reasonable best efforts to obtain the Required Regulatory Approvals (as defined in the Agreement) and consummate the Verizon Transaction as soon as reasonably practicable, with specific deadlines for regulatory filings as described further in the section entitled “The License Purchase Agreement—Regulatory Efforts.”

Each party’s obligation to close the Verizon Transaction is conditioned upon (a) the expiration or termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the receipt of approval of the FCC Assignment Application(s) (as defined in the Agreement) from the Federal Communications Commission (the “FCC”), in each case, with respect to Verizon, without the imposition of any Burdensome Condition (taking into account any T-Mobile Adverse Impact) (each as defined in the section entitled “The License Purchase Agreement—Regulatory Efforts”), (c) there being no order issued by any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Verizon Transaction and (d) no law having been enacted or promulgated or being in effect that makes consummation of the Verizon Transaction illegal or otherwise prohibited.

The Agreement provides that the filing under the HSR Act and the filing with the FCC will be made no later than April 1, 2025.

Conditions to the Completion of the Verizon Transaction (page 18)

Each party’s obligation to close the Verizon Transaction is subject to (a) the initial closing of the transactions contemplated by the T-Mobile Agreement, (b) the other party having complied in all material respects with its pre-closing covenants, (c) the other party’s representations and warranties being true and correct in all material respects, (d) the delivery of a fully executed License Assignment and Lease Assignment, as applicable (in each case, as defined in the section entitled “The License Purchase Agreement—Conditions to Closing”), (e) the approval of the Verizon Transaction by the majority of the voting power of the outstanding Company Common Stock entitled to vote thereon, where such approval is capable of being obtained by written consent (which condition was satisfied on October 17, 2024 upon the delivery of the Written Consent by TDS, as described in the section entitled “The License Purchase Agreement—Required Stockholder Approval for the Verizon Transaction; Written Consent of TDS”) and (f) the receipt of the Required Regulatory Approvals and the absence of court orders or laws making consummation of the Verizon Transaction illegal or otherwise prohibited, as described above in the section entitled “The License Purchase Agreement—Regulatory Approvals; Absence of Court Orders.”

In addition, Verizon’s obligation to close the Verizon Transaction is subject to the spectrum covered by the Licenses being clear of all customers and operations of the Sellers, their affiliates and any third party (including T-Mobile, as contemplated in the T-Mobile Agreement) and not otherwise in use by any Seller, any of their affiliates or any third party (other than pursuant to the Leases (as defined in the Agreement) then in effect (which will be assigned, in full or in part, to Verizon, to the extent relating to the Licenses)).

Termination (page 18)
The Agreement may be terminated at any time prior to the Closing (a) by mutual written consent of the parties, (b) by the Company if the T-Mobile Agreement is terminated, (c) by Verizon if (x) any Remedial Action (as defined in the section entitled “The License Purchase Agreement—Regulatory Efforts”) required in obtaining of the Required Regulatory Approvals has resulted in a Burdensome Condition, (y) the T-Mobile Transaction (as defined in the section entitled “Impact of the Verizon Transaction on the Company and USCC Common Stock”) has closed and resulted in a Burdensome Condition or (z) the T-Mobile Transaction closed and, together with any Remedial Actions required to obtain the Required Regulatory Approvals, has resulted in a Burdensome Condition, (d) by either party if the Closing does not occur on or before December 31, 2026 (the “Initial Termination Date,” as extended pursuant to the immediately succeeding provisos, the “Termination Date”), subject to two six-month extensions at either party’s election (for a total additional period of one year in the aggregate) if certain closing conditions relating to the Required Regulatory Approvals or the termination of the T-Mobile Lease (as defined in the section entitled “The Verizon Transaction—Reasons for the Verizon Transaction; Recommendation of the USCC Independent Directors”) remain outstanding at such time; additionally, either party may extend the Agreement in the event that the spectrum usage rights under the T-Mobile Lease are extended in certain circumstances, (e) by either party if prior to the Closing any governmental authority will have issued any final, non-appealable order, decree or injunction or if any law is in effect that permanently makes consummation of the Verizon Transaction illegal, (f) by Verizon, if (i) the representations and warranties of Company are or have become untrue or inaccurate or (ii) the Company has breached or failed to perform any of its covenants or agreements required to be performed prior to the Closing, in each case such that the applicable closing conditions would not be satisfied, with both (i) and (ii) subject to a cure period of the earlier of 45 days after notice by Verizon to Company and three business days prior to the Termination Date and (g) by Company, if (i) the representations and warranties of Verizon are or have become untrue or inaccurate or (ii) Verizon has breached or failed to perform any of its covenants or agreements required to be performed prior to the Closing, in each case such that the applicable closing conditions would not be satisfied, with both (i) and (ii) subject to a cure period of the earlier of 45 days after notice by Company to Verizon and three business days prior to the Termination Date. In the event of a termination of the Agreement, neither party will have any liability or further obligation to the other party to the Agreement, with exceptions for willful breach or fraud.
Interests of Directors and Executive Officers of the Company in the Verizon Transaction (page 24)
Certain of the Company’s executive officers have equity awards that may be impacted by the Verizon Transaction. In addition, Mr. Therivel has entered into a letter agreement, which includes provisions related to a potential Change in Control (as defined in the section entitled “Interests of Directors and Executive Officers in the Verizon Transaction”). The equity awards held by executive officers, and Mr. Therivel’s letter agreement, are described in the section entitled “Interests of Affiliates in the Verizon Transaction” beginning on page 24. In addition, the Company adopted a cash Executive Severance Policy (as defined in the section entitled “Interests of Directors and Executive Officers of the Company in the Verizon Transaction”) that makes executives eligible to receive severance pay in the event that their employment is terminated under specified circumstances. As further described below, the closing of the T-Mobile Transaction, which is a condition to the Closing of the Verizon Transaction, will constitute a Qualifying Transaction (as defined in the section entitled “Impact of the Verizon Transaction on the Company and USCC Common Stock”) for purposes of the Executive Severance Policy.
Members of the USCC Board who are not executive officers of the Company have no interests in the Verizon Transaction apart from their interests as holders of USCC Common Stock. For additional information, please read the section entitled “Interests of Affiliates in the Verizon Transaction” beginning on page 24.
No Dissenters’ Rights (page 12)
Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law, or contractual appraisal rights under the Company’s Restated Certificate of Incorporation or the License Purchase Agreement in connection with the Verizon Transaction.
Material U.S. Federal Income Tax Consequences (page 12)
The Verizon Transaction is generally expected to be treated for U.S. federal income tax purposes as a taxable sale of the Licenses upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular License will be measured by the difference between the amount realized by us on the sale of that License and our tax basis in that License.
We expect the Verizon Transaction to result in the Company recognizing a significant net gain for U.S. federal income tax purposes, meaning we expect to incur a significant U.S. federal income tax liability from the Verizon Transaction. The determination of how much tax we expect to incur is highly complex and is based in part upon facts that will not be known until completion of the Verizon Transaction.
For additional information, please read the section entitled “The Verizon Transaction—Material U.S. Federal Income Tax Consequences” beginning on page 12.
Accounting Treatment of the Verizon Transaction (page 13)
Under generally accepted accounting principles, upon completion of the Verizon Transaction, we plan to remove the assets sold and add the proceeds from the Verizon Transaction to our consolidated balance sheet, which we anticipate will result in recording a gain from the Verizon Transaction.

IMPACT OF THE VERIZON TRANSACTION ON THE COMPANY AND USCC COMMON STOCK

On May 28, 2024, the Company announced that it had entered into the T-Mobile Agreement, with total consideration in the amount of $4,400,000,000, subject to certain adjustments, payable in cash and the assumption of certain specified debt (the “T-Mobile Transaction”). At the same time, the Company also publicly announced its intention to opportunistically monetize (including in potential future sale transactions) its spectrum assets that are not subject to the T-Mobile Agreement (the “Retained Spectrum”). The Retained Spectrum includes approximately 70% of USCC’s wireless spectrum portfolio (other than mmWave) including cellular, C-Band and 3.45 GHz spectrum.

The Verizon Transaction referred to in this Information Statement follows from this monetization effort. Pursuant to the Agreement, Verizon has agreed to purchase select wireless spectrum licenses in the cellular band, as well as select licenses for spectrum in the AWS and PCS bands held by certain subsidiaries of the Company. The Verizon Transaction will not have any direct impact on the USCC Common Stock or its holders. The Transaction Consideration will be provided directly to USCC in the form of cash paid by Verizon to the Sellers. Verizon will not make any payments directly to holders of USCC Common Stock, and any decisions regarding capital allocation or use of proceeds by USCC will be made by the USCC Board in due course. The Closing is not structured to have any impact on USCC’s status as a public company or the USCC Common Stock that is traded on the New York Stock Exchange.

In addition to the T-Mobile Transaction and the Verizon Transaction, on November 7, 2024, the Company announced that it entered into an agreement with AT&T to sell an additional portion of the Retained Spectrum in the 3.45 GHz and 700 MHz bands for total consideration of $1,018,043,717, subject to certain adjustments (the “AT&T Transaction,” and collectively with the T-Mobile Transaction and the Verizon Transaction, the “2024 Sale Transactions”). The Company is filing an information statement on Schedule 14C regarding the AT&T Transaction contemporaneously with this Information Statement. Also, on August 28, 2024, the Company entered into a spectrum transaction with an additional party for total transaction consideration of approximately $3.3 million, and another additional party on September 23, 2024, for total transaction consideration of approximately $2 million. Each of the 2024 Sale Transactions and the two additional spectrum transactions are subject to certain specified closing conditions.

Certain other assets of the Company are not included in any of the 2024 Sale Transactions. These assets include the tower business, the equity-method partnerships and the Company’s remaining spectrum licenses (1.86 billion MHz -Pops of low and mid-band spectrum, as well as 17.2 billion MHz -Pops of mmWave spectrum, with the substantial majority of retained value in the C-Band spectrum).

Further information regarding the T-Mobile Transaction can be found in the definitive information statement on Schedule 14C (the “T-Mobile Information Statement”) filed by the Company on July 26, 2024.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement and the documents incorporated herein by reference contain statements that are not based on historical facts and represent “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act, including, in particular, statements about plans, estimates, assumptions, objectives and strategies, expectations regarding future results, financial condition, estimates regarding the impact of regulatory developments, the anticipated timing of completion of the proposed Verizon Transaction, and other trends and projections. The words “future,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “estimate,” “expect,” “predict,” “will,” “would,” “could,” “can,” “may,” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements are based on information available to the Company as of the date of this Information Statement and represent management’s current views and assumptions. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond the control of the Company. Accordingly, actual performance, events or results could differ materially from those expressed or implied in the forward-looking statements due to a number of factors, including, but not limited to, the following:
•the Verizon Transaction may not be completed on the terms or timeline currently contemplated, or at all, as the Company may be unable to satisfy the conditions or obtain the approvals required to consummate the Verizon Transaction or such approvals may contain material restrictions or conditions;
•the transactions contemplated by the T-Mobile Agreement may not be completed on the terms or timeline currently contemplated, or at all, as the Company may be unable to satisfy the conditions or obtain the approvals required to consummate the transactions or such approvals may contain material restrictions or conditions;
•failure to consummate the Verizon Transaction may adversely affect the market price of USCC Common Stock as well as the Company’s business, financial condition and results of operations;
•the Company must obtain certain regulatory approvals and clearances to consummate the Verizon Transaction, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair the consummation of the Verizon Transaction or could result in significant additional expenditures of money and resources;
•the Company may incur significant expenses in connection with the Verizon Transaction;
•the announcement of the Verizon Transaction may affect the Company’s relationships with its customers, vendors and employees, and its operating results and business generally;
•the Verizon Transaction, including uncertainty regarding the Verizon Transaction, may cause customers, suppliers or strategic partners to delay or defer decisions concerning the Company and adversely affect its ability to manage its business; and
•additional factors discussed in the Company’s filings with the SEC, including in our Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q.

The foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in our most recently filed Annual Report on Form 10-K, each subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All cautionary statements made or referred to herein should be read as being applicable to all forward-looking statements wherever they appear. You should consider the risks and uncertainties described or referred to herein and should not place undue reliance on any forward-looking statements. The forward-looking statements speak only as of the date made, and we expressly disclaim any obligation to update these forward-looking statements.

THE VERIZON TRANSACTION

This discussion of the Verizon Transaction is qualified in its entirety by reference to the License Purchase Agreement, which is attached to this Information Statement as Annex A and incorporated by reference herein in its entirety. You should read the entire License Purchase Agreement carefully as it is the primary legal document that governs the Verizon Transaction.

Background of the Verizon Transaction

The following chronology summarizes the key meetings and events of the USCC Independent Directors that led to the signing of the License Purchase Agreement, and additionally summarizes certain meetings and events of the USCC Board and the Board of Directors of TDS (the “TDS Board”) that impacted the transaction process. This chronology does not purport to catalog every conversation of or among the USCC Board, the TDS Board, the USCC Independent Directors, any of their representatives or advisors or any other involved parties.

In August 2023, the Company and TDS announced that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company entered into the T-Mobile Agreement, pursuant to which the Company agreed to sell its wireless operations and select spectrum assets to T-Mobile. Additional information regarding the T-Mobile Transaction may be found in the “Background of the Transactions” section of the T-Mobile Information Statement filed by the Company, which section is incorporated herein by reference.

At the same time as the announcement of the T-Mobile Transaction, the Company announced that it would seek to opportunistically monetize the Retained Spectrum.

Commencing on May 30, 2024, as previously discussed with, and in accordance with the directives of, the USCC Board, the USCC Independent Directors and the TDS Board in connection with the review of strategic alternatives, Citigroup Global Markets Inc. (“Citi”), which has served as lead financial advisor to TDS during the strategic review process, began contacting parties regarding the potential sale of the Retained Spectrum. A total of 26 parties (15 potential strategic acquirors and 11 prospective financial sponsors) were contacted. Of these, TDS ultimately entered into non-disclosure agreements covering the confidential information of TDS and the Company with 18 parties (12 of which were parties with which TDS previously had entered into non-disclosure agreements in connection with the strategic review process prior to the execution of the T-Mobile Transaction).

AT&T is one of the entities included in the discussion in the above paragraph. As previously noted herein, AT&T and the Company ultimately reached an agreement to enter into the transaction referred to herein as the “AT&T Transaction.” Further information regarding the background of the AT&T Transaction can be found in Schedule 14C of the information statement for the AT&T Transaction filed by the Company contemporaneously with this Information Statement.

On May 31, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, Swaine & Moore LLP (“Cravath”), legal counsel to the USCC Independent Directors, and PJT Partners LP (“PJT Partners”), financial advisor to the USCC Independent Directors. At the request of the USCC Independent Directors, representatives of PJT Partners discussed the public reaction to the announcement of the T-Mobile Transaction. The environment for potentially monetizing some or all of the assets and businesses retained by the Company was also discussed. At the request of the USCC Independent Directors, representatives of Cravath discussed the role and responsibilities of the USCC Independent Directors in connection with the review of strategic alternatives following the announcement of the T-Mobile Transaction, including in relation to potential sale transactions with respect to the Retained Spectrum.

Also on May 31, 2024, consistent with the directives of the USCC Board, the USCC Independent Directors and the TDS Board, representatives of Citi and Centerview Partners LLC (“Centerview”), financial advisors to TDS, had initial discussions with AT&T regarding its interest in the Retained Spectrum.

On June 4, 2024, consistent with the directives of the USCC Board, the USCC Independent Directors and the TDS Board, representatives of Citi and Centerview had initial discussions with Verizon regarding its interest in the Retained Spectrum.

Commencing on June 5, 2024, a spectrum information packet and detailed spectrum inventory was distributed to 14 parties that had expressed an interest in the Retained Spectrum, including Verizon.

In the course of this process, the Company received seven preliminary indications of interest for various licenses included in the Retained Spectrum.

On June 17, 2024, the Company received a preliminary indication of interest from Verizon. Verizon’s preliminary indication of interest was to acquire all of the licenses held by the Company in the following bands: 850 MHz (cellular), AWS (all licenses not being sold in the T-Mobile Transaction), PCS (all licenses not being sold in the T-Mobile Transaction) and C-Band, for a total bid value between $1.5 billion and $1.75 billion.

On June 21, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of the Company’s management were also present for a portion of the meeting. At the request of the USCC Independent Directors, representatives of Company management discussed various reactions to the public announcement of the T-Mobile Transaction, including from the Company’s employees, business relationships and regulatory authorities. Representatives of Company management then provided an update on the sale process with potential buyers of the Retained Spectrum, noting that the Company had received preliminary indications of interest with respect to the Retained Spectrum. The USCC Independent Directors discussed and asked questions, including with respect to Company management’s initial evaluation of such indications of interest. Following the departure of representatives of Company management, the USCC Independent Directors discussed with representatives of Cravath and PJT Partners their perspectives on the sale process for the Retained Spectrum and on the other assets and businesses retained by the Company.

Commencing on June 28, 2024, a process letter and a preliminary draft of the license purchase agreement were distributed to nine of the 26 parties that had been contacted regarding the possible acquisition of the Retained Spectrum, including Verizon, each of which had entered into a non-disclosure agreement with TDS.

On July 12, 2024, representatives of Verizon, the Company and TDS met, together with representatives of Citi, Centerview and Wilkinson Barker Knauer, LLP (“WBK”), legal advisor to the Company and TDS, to discuss the proposed transaction and the draft license purchase agreement.

Also on July 12, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of PJT Partners provided an update on the sale process for the Retained Spectrum, noting that the Company was waiting for potential buyers to submit markups of the draft license purchase agreement. Representatives of PJT Partners provided the USCC Independent Directors with an overview of the various assets and businesses retained by the Company, and the USCC Independent Directors engaged in discussion with representatives of Cravath and PJT Partners.

On July 22, 2024, certain parties, including Verizon, submitted a revised draft of the license purchase agreement.

On July 23, 2024 and July 25, 2024, representatives of TDS and the Company met, together with representatives of WBK, Sidley Austin LLP, legal counsel to TDS (“Sidley”), Cravath, Citi and Centerview, to discuss the revised drafts of the transaction documents received from certain parties, including Verizon.

On July 25, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management to discuss the Retained Spectrum sale process and review the various bids that had been received and the strategic options available to the Company. Following the departure of representatives of Company management, the USCC Independent Directors held a discussion with representatives of Cravath and PJT Partners regarding the sale process and strategic options available to the Company.

On August 1, 2024, representatives of Verizon, the Company and TDS met, together with representatives of Citi, Centerview and WBK, to discuss the proposed transaction and the draft license purchase agreement.

On August 6, 2024, the Company received a final bid from Verizon. Verizon’s final bid was to acquire all of the licenses held by the Company in the 850 MHz (cellular) band for a purchase price of $980 million, all of the licenses held by the Company in the AWS band that will not be sold in the T-Mobile Transaction for a purchase price of $10 million, and all of the licenses held by the Company in the PCS band that will not be sold in the T-Mobile Transaction for a purchase price of $10 million. The final bid by Verizon did not include C-Band. As of September 30, 2024, the book value of the assets included in Verizon’s final bid was $586 million.

In the course of the outreach to potentially interested parties, the Company received final bids from five potential acquirors, including Verizon and AT&T, for various licenses held by the Company.

The Company received bids from three other potential strategic acquirors, “Party A,” “Party B” and “Party C,” with the Company receiving initial bids from each party on August 5, August 1 and August 6, 2024, respectively. Party A’s final bid was to acquire seven licenses held by the Company across various bands for a total purchase price of approximately $9.65 million. Party B’s final bid was to acquire select licenses held by the Company across various bands for a total bid value of $3.3 million. Party C’s final bid was to acquire select licenses held by the Company in the 700 MHz band for a purchase price of $7.029 million.

In addition, AT&T submitted an initial bid of $360 million with respect to select licenses held by the Company in the 850 MHz (cellular) band bid on by Verizon, with a final bid of $432 million for select licenses held by the Company in the 850 MHz (cellular) band. AT&T additionally bid on certain other spectrum assets.

Also on August 6, 2024, the USCC Board held a meeting. Representatives of the Company’s management, TDS, WBK, Clifford Chance LLP (“Clifford Chance”), antitrust counsel to TDS and USCC, Cravath, Citi, PJT Partners and Centerview were present at the meeting. Representatives of Citi provided an update on the initial outreach to potentially interested parties and a summary of the indications of interest and bids received in the first round of the sale process. Representatives of WBK and Clifford Chance then discussed the regulatory review process associated with the potential transactions. The participants at this meeting then discussed which counterparties to advance to the next phase of the sale process. The USCC Board then approved the potential advancement of Party A, Party B, Party C, AT&T and Verizon to the next phase of the sale process.

From August 6, 2024 through August 16, 2024, representatives of the Company and TDS, together with their respective legal and financial advisors, held calls with Verizon and certain additional parties regarding each of their respective bids.

Of the bids received by the Company, Verizon, AT&T and Party A included in their respective bids some or all of the licenses held by the Company in the 850 MHz (cellular) band. Verizon had the highest final bid for the licenses held by the Company in the following bands: 850 MHz (cellular), AWS and PCS and was selected as the winning bidder for those licenses (such licenses collectively, the “Spectrum Assets”). AT&T, Party A and Party B were selected as the winning bidders for certain licenses bid on by AT&T, Party A and Party B, respectively, not included in the Spectrum Assets. Party C was not selected as a winning bidder with respect to any licenses.

On August 16, 2024, Verizon submitted a revised draft of the license purchase agreement.

Also on August 16, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management. Representatives of Company management provided an update on the sale process for the Retained Spectrum and the status of negotiations with potential counterparties, including ongoing discussions and negotiations with Verizon and AT&T. Representatives of Cravath then provided the USCC Independent Directors with an overview of the corporate approval and disclosure requirements in connection with any sale of Retained Spectrum.

From August 16, 2024 through September 27, 2024, representatives of the Company, TDS and Verizon, with the assistance of their respective legal and financial advisors, continued to negotiate the terms of the license purchase agreement and the other primary transaction documents, including regulatory efforts and strategy, closing conditions and timelines, pre-closing spectrum leases and termination provisions.

On August 28, 2024, Party B executed a license purchase agreement to purchase a C-Band license and various CBRS licenses for total consideration of approximately $3.3 million.

On September 23, 2024, Party A executed a license purchase agreement to purchase a 700 MHz license for total consideration of approximately $2 million.

On September 27, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and Company management. Representatives of Company management provided the USCC Independent Directors with an overview of strategic considerations related to the Retained Spectrum and various other assets and businesses retained by the Company, as well as certain organizational matters.

From September 27, 2024 through October 11, 2024, representatives of the Company, TDS and Verizon, with the assistance of their respective legal and financial advisors, continued to negotiate the terms of the license purchase agreement and the other primary transaction documents, including regulatory efforts, regulatory strategy and filings, exclusion of licenses in connection with obtaining regulatory approvals, a purchase price adjustment in the event of an extension of the spectrum usage rights under the T-Mobile Lease, closing conditions and liability caps.

On October 11, 2024, the USCC Independent Directors held a meeting with representatives of Cravath and PJT Partners. Representatives of Cravath provided an update on the status of negotiations with Verizon and AT&T with respect to the potential sales of the Retained Spectrum and the current status of the related license purchase agreements and other transaction documents. Representatives of Cravath led a discussion with the USCC Independent Directors on their views on the topics presented by representatives of the Company’s management at the September 27, 2024 meeting of the USCC Independent Directors, including strategic considerations related to the Retained Spectrum and various other assets and businesses retained by the Company, as well as certain organizational matters.

Later on October 11, 2024, the USCC Board held a meeting. Representatives of WBK shared (a) an update as to the status of negotiations with Verizon, including key outstanding points, (b) the key terms of the current drafts of the transaction documents for the sale of the Spectrum Assets to Verizon and (c) the FCC regulatory considerations associated with the potential sale of the Spectrum Assets to Verizon. In addition, members of management presented an overview of the potential communications plan for a potential transaction announcement. Representatives of Clifford Chance also presented on the regulatory considerations associated with the potential sale of the Spectrum Assets to Verizon.

From October 11, 2024 through the signing of the Agreement on October 17, 2024, representatives of the Company, TDS and Verizon, with the assistance of their respective legal and financial advisors, continued to negotiate the terms of the license purchase agreement and other primary transaction documents, including regulatory efforts, protecting the licenses during the interim period between signing and closing, timing of regulatory filings, closing timing and post-closing spectrum leases.

On October 17, 2024, the USCC Independent Directors held a meeting with representatives of Cravath, PJT Partners and WBK. Representatives of Cravath delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, which were in substantially final form. Representatives of WBK provided an overview of the ancillary agreements in the transaction and the FCC regulatory considerations associated with the potential sale of the Spectrum Assets to Verizon. Representatives of PJT Partners shared with the USCC Independent Directors their preliminary perspectives on the financial aspects of the transaction. Representatives of Cravath reviewed with the USCC Independent Directors draft resolutions determining that (a) the entry into the License Purchase Agreement and other transaction documents and the consummation by the Company and Sellers of the potential sale of the Spectrum Assets to Verizon is advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) the License Purchase Agreement and other transaction documents should be submitted to the USCC Board for approval and (c) the USCC Independent Directors recommended to the USCC Board that the USCC Board approve and adopt the License Purchase Agreement and the other transaction documents, approve the consummation of the potential sale of the Spectrum Assets to Verizon and recommend the approval of the transaction with Verizon to the stockholders of the Company. Following the discussion, the USCC Independent Directors approved the aforementioned resolutions. Representatives of Cravath also referenced the supplemental disclosure letter provided by PJT Partners to the USCC Independent Directors with respect to its relationships with the Company and Verizon prior to the meeting, and the USCC Independent Directors determined that PJT Partners did not have a material conflict of interest in connection with the proposed transaction with Verizon.

Later on October 17, 2024, the TDS Board held a meeting, with representatives of the Company’s management, TDS, WBK, Sidley, Clifford Chance, Citi and Centerview in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents, which were in substantially final form. Representatives of the Company’s management, WBK and Clifford Chance also included an overview of regulatory considerations associated with the potential sale of the Spectrum Assets to Verizon.

Also on October 17, 2024, the USCC Board held a meeting with representatives of the Company’s management, TDS, WBK, Cravath, PJT Partners, Clifford Chance, Citi and Centerview in attendance. Representatives of WBK delivered an overview of the key terms of the License Purchase Agreement and other transaction documents which were in substantially final form. Representatives of WBK also included an overview of FCC regulatory considerations associated with the potential sale of the Spectrum Assets to Verizon. The Company’s management then reviewed draft resolutions provided to the USCC Board (a) approving the transaction with Verizon and (b) authorizing the Company’s management to execute the License Purchase Agreement with Verizon. The USCC Board, acting on the recommendation of the USCC Independent Directors, approved the resolutions authorizing the execution of the License Purchase Agreement and the entry into the Verizon Transaction.

On October 17, 2024 (the “Effective Date”), each of the Company, Verizon and the Company subsidiaries named therein as Sellers executed the License Purchase Agreement. Following such execution, on October 17, 2024, TDS delivered the Written Consent.

On October 18, 2024, prior to the opening of trading on the New York Stock Exchange, the Company publicly announced the entry into the Verizon Transaction.

Reasons for the Verizon Transaction; Recommendation of the USCC Independent Directors

As described in the T-Mobile Information Statement, the Company and TDS announced on August 4, 2023 that they were commencing a review of strategic alternatives regarding the Company. On May 24, 2024, the Company and TDS entered into the T-Mobile Agreement to sell the Company’s wireless operations and select spectrum assets to T-Mobile. Upon announcement of the T-Mobile Transaction, the Company also announced that it would seek to opportunistically monetize the Retained Spectrum.

On October 17, 2024, at a meeting of the USCC Independent Directors, the USCC Independent Directors, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Agreement, and the other agreements contemplated by the Agreement (collectively, the “Transaction Documents”), and the Verizon Transaction and unanimously: (a) determined that the entry into the Transaction Documents and the consummation of the Verizon Transaction are advisable, expedient and in the best interests of the Company and its stockholders (including Company stockholders other than TDS), (b) directed that the Transaction Documents be submitted to the USCC Board for approval and (c) recommended to the USCC Board that it approve the Transaction Documents, approve the Verizon Transaction and recommend the approval of the Verizon Transaction to the stockholders of the Company.

Also on October 17, 2024, the USCC Board, acting upon the unanimous recommendation of the USCC Independent Directors, (a) determined that the Verizon Transaction, on the terms and subject to the conditions set forth in the Agreement, were advisable and in the best interests of the Company and its stockholders, (b) approved the Agreement, the execution and delivery by the Company of the Agreement, the performance by the Company and its subsidiaries, as applicable, of their obligations contained therein and the consummation of the Verizon Transaction, on the terms and subject to the conditions contained in the Agreement and (c) resolved to recommend approval of the Agreement and the Verizon Transaction to the Company’s stockholders in accordance with the DGCL.

On October 17, 2024, effective following the execution and delivery of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered the Written Consent approving, authorizing and ratifying the License Purchase Agreement and the consummation of the Verizon Transaction.

In arriving at their determinations and recommendations, the USCC Independent Directors considered and discussed a significant amount of information and consulted with their independent legal and financial advisors and the Company’s senior management team. The following are some of the significant factors that supported the USCC Independent Directors’ recommendation that the USCC Board approve, adopt and declare advisable the Agreement and the Verizon Transaction (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the USCC Independent Directors’ belief, after taking into consideration the factors described in this Information Statement and other factors, that overall long-term stockholder value is more likely to be increased by effecting the Verizon Transaction than it would if the Company pursued other strategic alternatives for the Spectrum Assets, including retaining the Spectrum Assets;
•that the Company publicly announced that it would opportunistically monetize the Retained Spectrum, and then conducted a broad outreach to potentially interested parties, including communicating with 26 potential counterparties regarding the potential sale of the Retained Spectrum and receiving indications of interest regarding different combinations of spectrum from seven of these potential counterparties, and the Verizon Transaction and the terms of the Agreement were the most attractive to the Company among the indications of interest received regarding the Spectrum Assets from potentially interested parties;
•that at the conclusion of the sale process, Verizon’s proposal was more favorable than the other preliminary proposals submitted to acquire the Spectrum Assets;
•that the Transaction Consideration exceeds the book value for the Spectrum Assets;
•the terms of the Agreement, including the pre-Closing and post-Closing spectrum leases that would provide Verizon with early access to some of the Spectrum Assets and also may protect the Spectrum Assets following expiration or termination of the Short-Term Spectrum Manager Lease Agreement dated as of September 12, 2024, by and among T-Mobile License, LLC and the subsidiaries of the Company named therein (the “T-Mobile Lease”);
•Verizon’s business reputation, experience and capabilities, including its experience with mergers, acquisitions, and other similar transactions outside the ordinary course of business and its track record of successfully closing such transactions;
•the USCC Independent Directors’ belief that there are a limited number of potential acquirors for the Spectrum Assets;
•the terms of the Agreement, including the expectation that TDS, which beneficially owned 96% of the total voting power of the Company as of October 17, 2024, would deliver the requisite stockholder vote shortly following the signing of the Agreement;
•the USCC Independent Directors’ assessment of the likelihood that the Verizon Transaction would ultimately be completed following regulatory review based on, among other factors and after consulting with outside regulatory counsel, the timeline to obtain the Required Regulatory Approvals and satisfy the other conditions to closing and the commitments received from Verizon with respect to obtaining the Required Regulatory Approvals;
•the procedural safeguards and processes implemented to enable the USCC Independent Directors to determine the fairness of the Agreement and the Verizon Transaction to the Company stockholders (other than TDS), including, but not limited to:
◦the independence of the USCC Independent Directors, both from TDS and from Company management, and that the USCC Independent Directors are not receiving any compensation that is contingent on, or related to, their approval of any transaction, the Agreement or the Verizon Transaction;
◦the authority granted to the USCC Independent Directors by the USCC Board to, among other things, review and evaluate potential strategic transactions, and the fact that the USCC Board committed not to proceed with approving any potential strategic transactions without a favorable recommendation from the USCC Independent Directors;
◦that the Verizon Transaction is structured as a sale of assets by the Company in exchange for a cash payment by Verizon to the Company, with the treatment of any net proceeds of the sale of the Spectrum Assets to be determined by the USCC Board;
◦that the USCC Board had authorized the USCC Independent Directors, in the sole discretion of the USCC Independent Directors, to retain advisors to assist the USCC Independent Directors in connection with the potential strategic transactions, and that as so authorized, the USCC Independent Directors retained and received the financial and legal advice of (a) PJT Partners as their own independent financial advisor and (b) Cravath as their own independent legal advisor;
◦the confidential deliberations of the USCC Independent Directors; and
◦that the financial and other terms and conditions of the Agreement and the Verizon Transaction were the product of extensive arm’s-length negotiations over the course of several months among Company management and Cravath, as representatives of the USCC Independent Directors, TDS, with the assistance of its legal and financial advisors, and Verizon and its representatives, as described under the section entitled “The Verizon Transaction—Background of the Verizon Transaction”;
•the frequency and extent of the USCC Independent Directors’ deliberations, including their regular meetings with their legal and financial advisors, and their access to the Company’s management and advisors in connection with the USCC Independent Directors’ consideration and evaluation of the Agreement and the Verizon Transaction; and
•the terms and conditions of the License Purchase Agreement, as discussed in more detail in the section entitled “The License Purchase Agreement.”

The beliefs and expectations noted in the above list are based in part on the following factors that the USCC Independent Directors considered (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the USCC Independent Directors’ knowledge and understanding of the Company’s industry, business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects (including the risks involved in achieving such prospects), as well as the Company’s historical and projected financial performance;
•the publicly available financial and stock market data of certain other publicly traded companies in the wireless telecommunications services industry that the USCC Independent Directors, in consultation with the USCC Independent Directors’ independent legal and financial advisors, considered to be comparable to the Company;
•the USCC Independent Directors’ determination that, after taking into consideration the above and other factors, stockholder value is more likely to be increased by effecting the Verizon Transaction than if the Company pursued other strategic alternatives for the Spectrum Assets, including retaining the Spectrum Assets; and
•the USCC Independent Directors’ belief in the likelihood that the Verizon Transaction would be completed based on, among other things, the conditions to closing and the assessment of the USCC Independent Directors, after consulting with outside counsel, of the likelihood of obtaining the Required Regulatory Approvals, and of the termination and remedy provisions under the Agreement in the event that the Verizon Transaction is not completed due to the failure to obtain the Required Regulatory Approvals or otherwise.

The USCC Independent Directors weighed these potentially positive factors against a number of uncertainties, risks and potentially negative factors relevant to the Verizon Transaction, including, among others, the following (which are presented below in no particular order and which were neither ranked nor weighted in any manner by the USCC Independent Directors and are not exhaustive):
•the risk that, while the Verizon Transaction is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to consummate the Verizon Transaction will be satisfied, and, as a result, it is possible that the Verizon Transaction may not be completed or may only be partially completed;
•the risk and costs to the Company if the Verizon Transaction is not completed, or is only partially completed, and in particular the risk of loss or forfeiture of the Spectrum Assets as a result of the Company not having sufficient operations to protect the assets or the cost the Company would incur to protect the assets;
•the risk of litigation brought in respect of the Agreement or the Verizon Transaction;
•the restrictions in the Agreement on the conduct of the Company’s business during the period between execution of the Agreement and completion of the Verizon Transaction;
•the fact that, subject to the terms and conditions of the Agreement, prior to the earlier of the Closing and the termination of the Agreement, the Company is generally restricted from initiating, soliciting, knowingly encouraging or knowingly facilitating the making of certain acquisition proposals with respect to the Spectrum Assets;
•the fact that the Verizon Transaction will generally be taxable to the Company for U.S. federal income tax purposes;
•the interests of the Company’s directors, officers and employees with respect to the Verizon Transaction that are or may be in addition to, or different from, their interests as the Company’s stockholders;
•the risk that the Company may incur significant expenses in connection with the Verizon Transaction; and
•the risks of the type and nature described in the section entitled “Special Note Regarding Forward-Looking Statements.”

The USCC Independent Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Verizon Transaction were outweighed by the potential benefits that it expected the Company and its stockholders would achieve as a result of the Verizon Transaction.

Stockholders of the Company should be aware that certain of the Company’s directors and officers have interests in the Verizon Transaction that may be different from, or in addition to, the interests of stockholders of the Company generally. For a further discussion of these interests, please see the section entitled “Interests of Affiliates in the Verizon Transaction” beginning on page 24.

This discussion of the information and factors considered by the USCC Independent Directors includes the principal positive and negative factors considered by the USCC Independent Directors, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with their evaluation of the Agreement and the Verizon Transaction and the complexity of these matters, the USCC Independent Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the USCC Independent Directors considered in reaching their determinations to approve the Agreement, and the Verizon Transaction, and to make their recommendations to the USCC Board (and, in turn, the USCC Board’s recommendation to the USCC stockholders). Rather, the USCC Independent Directors viewed their decision to recommend the Verizon Transaction as based on the totality of the information presented to them and the factors they considered. In addition, the individuals comprising the USCC Independent Directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the USCC Independent Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 5.

Regulatory Approvals; Absence of Court Orders

In connection with the Verizon Transaction and subject to the terms of the Agreement, the Company, the Sellers and Verizon have agreed to cooperate with each other and to use, and to cause their respective affiliates to use, their reasonable best efforts to obtain the Required Regulatory Approvals and consummate the Verizon Transaction as promptly as reasonably practicable, with specific deadlines for regulatory filings as described below. The reasonable best efforts of the Company, the Sellers and Verizon, subject to the terms of the Agreement, are further described in the section entitled “The License Purchase Agreement—Regulatory Efforts.”

Each party’s obligation to close the Verizon Transaction is conditioned upon (a) the expiration or termination of the waiting period under the HSR Act and (b) the receipt of approval of the FCC Assignment Application(s) from the FCC, in each case, with respect to Verizon, without the imposition of any Burdensome Condition (taking into account any T-Mobile Adverse Impact) (each as defined below). Further, each party’s obligation to close the Verizon Transaction is conditioned upon there being no order issued by any governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Verizon Transaction, and no law having been enacted or promulgated or being in effect that makes consummation of the Verizon Transaction illegal or otherwise prohibited.

The Agreement provides that the filing under the HSR Act and the filing with the FCC will be made no later than April 1, 2025.

Required Stockholder Approval for the Verizon Transaction; Written Consent of TDS

The approval of the Agreement and the approval of the Verizon Transaction required the affirmative vote or written consent, in accordance with Section 228 of the DGCL, the USCC Restated Certificate of Incorporation and the USCC Amended and Restated Bylaws, by stockholders of the Company holding a majority of the voting power of the outstanding shares of capital stock of USCC. As of October 17, 2024, the record date for determining stockholders of the Company entitled to vote on the approval of the Agreement, there were 33,005,877 shares of Series A Common Stock outstanding and 52,448,297 shares of Common Stock outstanding.

On October 17, 2024, following the execution of the Agreement, TDS, which on such date beneficially owned 33,005,877 shares of Series A Common Stock and 37,782,826 shares of Common Stock, representing approximately 96% of the voting power of the then-outstanding shares of capital stock of the Company in matters other than the election of directors, delivered the Written Consent. No further action by any other stockholder of the Company is required under applicable law or the Agreement (or otherwise) in connection with the approval of the Agreement or the consummation of the Verizon Transaction. As a result, the Company is not soliciting your vote for the approval of the Agreement or the consummation of the Verizon Transaction and will not call a stockholders’ meeting for purposes of voting on the approval of the Agreement or the consummation of the Verizon Transaction. No action by the stockholders of the Company is required to consummate the Verizon Transaction, and all requisite corporate action has been taken.

When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders of record as of the record date for the action by written consent who have not consented and who would have been entitled to notice of a meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. This Information Statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.

No Dissenters’ Rights

Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights under the USCC Restated Certificate of Incorporation or the Agreement in connection with the Verizon Transaction.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Verizon Transaction. The following discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, its legislative history, currently applicable and proposed Treasury Regulations thereunder and published rulings and decisions, all as currently in effect as of the date of this Information Statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Information Statement. No rulings have been requested or received from the Internal Revenue Service as to the tax consequences of the Verizon Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge the tax treatment of the Verizon Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Verizon Transaction will take place between the Sellers and Purchaser (or their respective affiliates), meaning stockholders of the Company will not realize any direct gain or loss for U.S. federal income tax purposes as a result of the Verizon Transaction.

The Verizon Transaction is expected to be treated for U.S. federal income tax purposes as a taxable sale of the Licenses owned by the Sellers upon which the Sellers will recognize gain or loss. Any such gain or loss is generally expected to be reflected on the consolidated tax return which TDS files as the common parent of our consolidated tax group. The amount of gain or loss that a Seller recognizes with respect to the sale of a particular License will be measured by the difference between the amount realized by each Seller on the sale of such License and the Seller’s tax basis in such License. For purposes of determining the amount realized by each Seller with respect to a specific License, the total amount realized by such Seller will generally be equal to the fair market value allocated to such License as set forth in the Agreement. Each Seller’s basis in a License is generally equal to its cost, as adjusted for certain items, such as amortization. The determination of whether a Seller will recognize gain or loss will be made with respect to each of the Licenses to be sold. Accordingly, we may recognize gain on the sale of certain Licenses and loss on the sale of certain other Licenses, depending on the amount of consideration allocated to a License as compared with the basis of that License. With certain exceptions, losses can generally be netted against gains. It is also possible that, upon the sale of a License, certain Sellers may be required to recapture amortization deductions that were previously taken with respect to such License. Any such recapture would generally be expected to result in ordinary income (meaning certain losses may not be available to offset).

We expect the Verizon Transaction to result in us recognizing a significant net gain for U.S. federal income tax purposes, meaning we expect to incur a significant U.S. federal income tax liability from the Verizon Transaction. The determination of how much tax we expect to incur is highly complex and is based in part upon facts that will not be known until completion of the Verizon Transaction (including the timing of the sale of any Delayed Licenses (as defined in the Agreement) and the amount of carryforward attributes available to offset the taxable gain). Because we are a member of a consolidated tax group that includes TDS as the common parent, TDS will be the party responsible for remitting any resulting tax to the Internal Revenue Service, but under that certain Tax Allocation Agreement between TDS and the Company, dated as of July 1, 1987 (the “TAA”), we are required to determine our tax liability as though we were a separate affiliated group and to pay TDS an amount equal to such liability (as so determined). Thus, any carryforward attributes of the TDS consolidated tax group that reduce the consolidated tax group’s liability would not reduce our obligations under the TAA unless those losses were generated by our operations.

Because we expect to incur significant U.S. federal income tax liabilities as a result of the Verizon Transaction, the net proceeds from the Verizon Transaction are expected to be significantly less than the cash received from the Purchaser under the Agreement. Proceeds used to fund federal income tax liabilities will not be available for future acquisitions, distributions to our stockholders or other general corporate purposes.

Accounting Treatment of the Verizon Transaction

Under generally accepted accounting principles, upon completion of the Verizon Transaction, we plan to remove the assets sold and add the proceeds from the Verizon Transaction to our consolidated balance sheet, which we anticipate will result in recording a gain from the Verizon Transaction.

THE LICENSE PURCHASE AGREEMENT

This section describes the material terms of the License Purchase Agreement, which was executed on October 17, 2024. The description of the Agreement in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached as Annex A to this Information Statement and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Agreement that is important to you. You are encouraged to read the Agreement carefully and in its entirety, because it is the legal document that governs the Verizon Transaction.

Explanatory Note Regarding the Agreement

The Agreement and the description of the Agreement have been included to provide investors with information regarding the terms of the Agreement. It is not intended to provide any other factual information about the Company, TDS, Verizon or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in this Information Statement, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other documents that have been or may be filed with the SEC in connection with the Agreement and the Verizon Transaction. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, TDS, Verizon or any of their respective subsidiaries, affiliates or businesses. The description of the Agreement and the Verizon Transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

Transaction Structure and Purchase Price

The Company and the Sellers have agreed to sell the Licenses to Verizon. The consummation of the sale of the Licenses shall occur at one or more Closings (each date on which such Closing occurs, a “Closing Date”). Pursuant to the Agreement, Verizon will pay to the Sellers at the time of Closing the Transaction Consideration (or the portion thereof allocated to the License subject to such Closing), which is subject to the adjustments described below.

In accordance with the Agreement, the Transaction Consideration is subject to downward adjustment, (a) in the event Licenses are ultimately excluded from the Verizon Transaction, up to an amount agreed upon by the parties, in order to mitigate certain requirements imposed in connection with the Required Regulatory Approvals or the T-Mobile Regulatory Approvals (as defined in the section entitled “The License Purchase Agreement—Regulatory Efforts”) that would exceed certain “burdensome condition” thresholds described in the License Purchase Agreement (“Regulatory Excluded Licenses”) or (b) in the event that the term of the spectrum usage rights under the T-Mobile Lease, which is applicable after the closing of the transactions contemplated by the T-Mobile Agreement, is extended under certain circumstances. In addition, the Transaction Consideration is subject to downward adjustment in the event that licenses are excluded from the Verizon Transaction, up to an amount agreed upon by the parties, as a result of a court order issued in a private civil action with respect to such licenses that prevents the transfer of such licenses. Absent a Burdensome Condition resulting from the exclusion of such Licenses, the Transaction Consideration would be reduced by the purchase price allocable under the agreement to such licenses that are excluded from the Verizon Transaction and the Verizon Transaction would otherwise proceed with closing. If such court order is subsequently lifted within 18 months from Closing, the impacted licenses would be conveyed at a subsequent closing and the amount of the purchase price allocated to such license would be paid to the respective Seller at that time.

Verizon and the Company agreed to allocate the Transaction Consideration on a license by license basis, as set forth in the Agreement.

Transferred Assets

In accordance with the Agreement, at Closing, the applicable Sellers will transfer to Verizon the Licenses, the related leases and all records related to such Licenses to the extent such records are exclusively related to such Licenses and are in the possession of the applicable Seller at Closing (collectively, “Transferred Assets”).

Excluded Assets

Aside from the Transferred Assets, no rights, title or interest to any other asset of any Seller or the Company is being sold, assigned, transferred, conveyed or delivered to Verizon pursuant to the Agreement.

Excluded Liabilities

Pursuant to the Agreement, Verizon will not assume, be bound by or responsible for, or be deemed to have assumed, become bound by or responsible for, any liabilities or obligations of any kind relating to those leases for the use of wireless spectrum licensed by the FCC under any License that is between a Seller as the FCC licensee of such spectrum and the lessor, and a third party, as lessee, pursuant to which such third party lessee has the right to use such wireless spectrum under such Licenses (collectively, the “Outbound Leases”) or the ownership, operation or use of the Licenses (except for Verizon’s operation of the Licenses under a pre-Closing spectrum lease) to the extent pertaining to actions or events occurring or circumstances arising prior to or through the date on which such Outbound Leases or Licenses are transferred to Verizon (collectively, the “Excluded Liabilities”).

Assumed Liabilities

Pursuant to the Agreement, Verizon shall be liable for all liabilities relating to the Outbound Leases and the ownership, operation or use of the Licenses that are transferred to Verizon to the extent pertaining to actions or events occurring, or circumstances arising, after Closing with respect to such License.

Closing of the Verizon Transaction

Subject to certain exceptions, the Closing will occur on the fifth business day after the conditions set forth in the Agreement are satisfied, or such other date as mutually agreed to by the Sellers and Verizon.

At the Closing, each party is obligated to deliver certain assignment instruments, including a license assignment, lease assignment and ancillary assignment instruments and certificates, dated as of the Closing Date, certifying that certain conditions have been fulfilled.

Representations and Warranties

The Agreement contains representations and warranties of each of the Company, the Sellers and Verizon to the other parties to the Agreement regarding themselves and, as applicable, their respective subsidiaries.

The Agreement contains representations and warranties of the Sellers and Verizon, regarding, among other matters:
•organization and authority;
•enforceability;
•non-contravention;
•litigation; and
•no brokers.

In addition, the Agreement contains the following representations and warranties of each Seller, regarding, among other matters:
•the absence of liens on the Licenses;
•title to the Licenses;
•no liabilities of Seller related to the Licenses;
•compliance with applicable laws relating to the Licenses;
•enforceability and compliance with leases; and
•taxes.

Finally, the Agreement contains the following representations and warranties of Verizon, regarding, among other matters:
•legal qualification to hold and receive the Licenses, and
•available funds.

Conduct of Licensees Pending the Closing

In accordance with the Agreement, each Seller shall maintain in full force and effect all of its rights and interest in, and the validity of, its respective Licenses. No Seller shall, and each Seller shall cause its affiliates not to, engage in any transaction or take any action or omit to take any action that will or would reasonably be expected to adversely affect its rights or interest in, or the validity of, any of the Licenses. Sellers shall not, and shall cause their respective affiliates not to, make any commitments to any governmental authority relating to any approval, consent, permit, license or authorization directly affecting the Licenses that would impair the ability of Verizon to use the Licenses in its business, without Verizon’s prior written consent. Except for the Outbound Leases and pursuant to the T-Mobile Lease, the Company and each Seller shall not, and shall cause its respective affiliates and its and their officers and employees not to, and shall direct its and its respective affiliates’ agents and representatives not to, (a) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of the spectrum covered by their respective Licenses or any interest therein or portion thereof (excluding, for the avoidance of doubt, any sale, transfer, assignment or disposition by any person of direct or indirect ownership interests in the Company), or negotiate therefor, in each case, other than to, or with, an affiliate of Sellers, provided that such sale, transfer, assignment or disposition to an affiliate will not prevent or materially delay the Closing, or (b) create, incur or suffer to exist any lien on the spectrum covered by their respective Licenses or any interest therein or portion thereof.

If a License becomes a Regulatory Excluded License, the foregoing covenants will not apply.

Indemnification

Indemnification by the Sellers

After the Closing, the Sellers, in proportion to each Seller’s Pro Rated Share (as defined in the Agreement) will indemnify and hold harmless Verizon, its affiliates and its and their respective directors, officers, employees, successors, permitted transferees, permitted assignees, agents and representatives (each, a “Verizon Indemnified Party” and collectively, the “Verizon Indemnified Parties”) against all Losses (as defined below) suffered or incurred by any Verizon Indemnified Party, or to which any Verizon Indemnified Party otherwise becomes subject, as a result of, that relate to or arise out of:

•Breaches of representations and warranties;
•Non-fulfillment of covenants or agreements made under the Agreement;
•Third party claims relating to the ownership, operation and/or use of the Licenses, pertaining to actions or events occurring, or circumstances arising, prior to or through Closing (except for those related to Verizon’s use of the Licenses under a pre-Closing spectrum lease);
•Excluded Liabilities; and
•Seller Taxes (as defined in the Agreement).

Sellers shall not be liable for any inaccuracy in or breach of any “non-fundamental” representation or warranty unless the aggregate amount of all Losses of the Verizon Indemnified Parties for all such inaccuracies or breaches exceeds 0.25% of the Transaction Consideration actually received by the Sellers (the “Deductible”), in which case the Sellers shall only be liable to the Verizon Indemnified Parties for such Losses in excess of the Deductible. Except in the case of Fraud (as defined in the Agreement), each Seller’s indemnification obligations pursuant to the Agreement for breaches of its representations, warranties and covenants is capped at such Seller’s pro rata portion of the Transaction Consideration, with certain “non-fundamental” representations and warranties being subject to a cap equal to 5% of each Seller’s pro rata portion of the Transaction Consideration. The Company has guaranteed to Verizon the full performance by each Seller of its indemnification obligations under the Agreement, subject to the terms and conditions set forth in the Agreement.

With respect to breaches of representations, warranties and covenants, and except in the case of Fraud, the cumulative aggregate liability of the Company with respect to the foregoing indemnification obligations is the Transaction Consideration actually received by the Sellers. “Losses” means any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation).

Indemnification by Verizon

After the Closing, Verizon will indemnify and hold harmless each Seller, and each of their affiliates and other representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), against all Losses suffered or incurred by any Seller Indemnified Party, or to which any Seller Indemnified Party otherwise becomes subject, as a result of, that relate to or arise out of:

•Breaches of representations and warranties; and
•Non-fulfillment of covenants or agreements made under the Agreement to be performed after the Closing, provided, however, that after the Closing, Verizon’s obligation to indemnify the Seller Indemnified Parties for a breach of Verizon’s regulatory efforts covenant shall not survive.

Verizon shall not be liable for any inaccuracy in or breach of any “non-fundamental” representation and warranty unless the aggregate amount of all Losses of the Seller Indemnified Parties for all such inaccuracies or breaches exceeds the Deductible, in which case Verizon shall only be liable to the Seller Indemnified Parties for such Losses in excess of the Deductible. Except in the case of Fraud, in no event shall Verizon’s aggregate liability for a breach of the “non-fundamental” representations and warranties exceed 5% of the Transaction Consideration actually received by the Sellers.

Exceptions to Limitations

The Agreement further provides that notwithstanding anything to the contrary in the Agreement, nothing in the Agreement shall limit (a) the rights or remedies of any person based upon or in connection with Fraud or (b) any party’s right to bring claims based on Fraud with respect to the Agreement following the Closing (in each case, which such right shall survive indefinitely or until the latest time permitted by applicable law).

Regulatory Efforts

Each party is required to cooperate with the other parties and to use (and shall cause its respective affiliates to use) its reasonable best efforts to (a) promptly take, or cause to be promptly taken, all actions, and promptly do, or cause to be promptly done, all things, necessary, appropriate or advisable on its (or their) part under the Agreement and applicable law to carry out all of its (or their) respective obligations under the Agreement, (b) cause all conditions to closing to be satisfied and to consummate the Verizon Transaction as soon as reasonably practicable, (c) prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and (d) obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental authority in order to consummate the Verizon Transaction. The parties shall file the FCC Assignment Application(s) by April 1, 2025 (the “Filing Deadline”), and the parties shall cooperate and use their respective reasonable best efforts to prosecute the FCC Assignment Application to a favorable conclusion.

Verizon’s reasonable best efforts obligations do not require Verizon or any of its affiliates to take or agree to take any Remedial Action (as defined below) provided, however, that Verizon and its affiliates shall, to the extent any such actions are required by an applicable governmental authority in order to obtain the Required Regulatory Approvals, use their reasonable best efforts to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, Licenses and take any other Remedial Action so long as such sale or other Remedial Action would not result in a Burdensome Condition (as defined below). If, in connection with obtaining the Required Regulatory Approvals, and/or the T-Mobile Regulatory Approvals, a governmental authority requires the sale, disposition, or holding separate of Licenses comprising, in the aggregate, more than 15% of the Total MHz -Pops (as defined in the Agreement), the Sellers shall designate such Licenses as Regulatory Excluded Licenses, subject to a cap agreed upon by the parties, and exclude them from the Verizon Transaction in order to avoid the imposition of a Burdensome Condition. In the event any Licenses are designated as Regulatory Excluded Licenses, the Verizon Transaction Consideration will be subject to a downward adjustment.

“Remedial Action” means (a) selling or otherwise disposing of, or to hold separate and agree to sell or otherwise dispose of, any assets, categories of assets or businesses, (b) terminating existing relationships, contractual rights or obligations, (c) terminating any venture or other arrangement, (d) creating any relationship, contractual rights or obligations, (e) effectuating any other change or restructuring, (f) making any agreement or settlement, or to stipulate or agree to the entry of any judgment, agree to incur any liability or make any payment (other than filing fees) or make any other concession, (g) initiating any action or litigating any threatened or pending action or preliminary or permanent injunction or other order, judgment or decree of a governmental authority or law, (h) proposing, negotiating, committing to and effecting limitations, conditions or actions that after the Closing would limit a party’s or its affiliate’s freedom of action with respect to, or its ability to hold or operate, one or more of the businesses, product lines, assets, Licenses, other licenses issued by the FCC or other governmental authority or operations of such party or any of its respective affiliates or (i) agreeing to do any of the foregoing, in each case, as may be required to obtain any consent, resolve any objections or avoid or eliminate any impediments to the Closing.

“Burdensome Condition” means that, in connection with obtaining the Required Regulatory Approvals and/or the T-Mobile Regulatory Approvals (as defined below), a governmental authority requires Verizon or its affiliates (or Sellers or their affiliates with respect to the Licenses) to take any Remedial Action or agree to any T-Mobile Adverse Impact (as defined below), other than (a) a T-Mobile Lease Extension (as defined in the Agreement) that, together with any other T-Mobile Lease Extension, does not extend the term for any License past the two-year anniversary of the Lease Commencement Date (as defined in the T-Mobile Lease), (b) any such Remedial Action that would require Licenses comprising, in the aggregate, no more than 15% of the total MHz -Pops to be sold, disposed of or held separate (subject to the designation of Licenses as Regulatory Excluded Licenses) or (c) as would have, or would reasonably be expected to have, in the aggregate together with any other Remedial Action or T-Mobile Adverse Impact, less than a de minimis adverse impact on the business of Verizon and its affiliates, taken as a whole, assuming consummation of the Verizon Transaction (it being understood that, for purposes of this clause (c), impacts on the business of Verizon and its affiliates, taken as a whole, shall be measured as if such business were the size of a business having a value equal to the Transaction Consideration).

“T-Mobile Adverse Impact” means any Remedial Action in respect of any License or Verizon or its affiliates to which a governmental authority of competent jurisdiction requires Verizon or its affiliates (or Sellers or their affiliates) to agree as a result of the obtaining of consents, approvals and authorizations of government authorities that are necessary in order to close the transactions under the T-Mobile Purchase Agreement (the “T-Mobile Regulatory Approvals”).

During the period from the Effective Date and until the later of (x) the Filing Deadline and (y) the date on which the FCC Assignment Application is initially filed, Verizon will not file any applications with the FCC seeking the FCC’s consent to assign, transfer or lease any spectrum in the geographic areas covered by the Licenses, if such filings (i) would reasonably be expected to materially and adversely impact the Required Regulatory Approvals or cause such Required Regulatory Approvals to be materially delayed or (ii) would cause Verizon, when taking into account the Licenses (without any exclusion of a Delayed License as may be provided under the Agreement) assuming consummation of the Verizon Transaction, to hold, or to be attributed with (under 47 C.F.R. §20.22), spectrum in excess of (or, as applicable, otherwise in further excess of what is contemplated assuming the Closing takes place and taking into account the Licenses) the FCC’s then-current spectrum screen.

Other Covenants and Agreements

The Sellers and the Company are subject to certain other covenants, including:
•The Sellers and the Company shall comply in all material respects with all applicable laws relating to the Licenses.
•The Sellers and the Company shall maintain in full force and effect all rights and interest and the validity of the Licenses. Sellers may not take any action that could impair Verizon’s use of the Licenses in its business.

•The Sellers and the Company shall (a) not amend or modify the T-Mobile Lease with respect to the Licenses in a manner adverse to Verizon, (b) exercise any and all rights under the T-Mobile Lease in relation to the Licenses to prevent extension or renewal, and terminate the T-Mobile Lease at the end of its term (and, in certain circumstances, terminate the T-Mobile Lease with respect to the Licenses prior to the end of the term if the Company is entitled do so under the T-Mobile Lease) and (c) use commercially reasonable efforts to exercise rights under the T-Mobile Lease to prevent “discontinuing service” under any License for a period of 180 days or more prior to the date on which the applicable lessee is entitled to discontinue service in accordance with the T-Mobile Lease. Notwithstanding the foregoing, the Company may enter into an extension of the T-Mobile Lease for no more than one additional year if required by a governmental authority. Sellers are required to give copies of notices received under the T-Mobile Lease to the extent related to the spectrum covered by the Licenses.
•The Sellers and the Company shall (a) upon reasonable notice, give Verizon and its representatives reasonable access, during normal business hours, to such books, records, information and materials of the Company and the Sellers to the extent exclusively related to the Licenses as such person may from time to time reasonably request and (b) upon Verizon’s request, keep Verizon reasonably informed with respect to any facts, circumstances or developments that could reasonably be expected to prevent, preclude or materially delay the Closing; provided, however, that the foregoing (i) shall be conducted in a manner that does not unreasonably interfere with the normal conduct of the businesses or operations of the Company or any Seller, (ii) shall be subject to supervision and reasonable restrictions imposed by such Seller, the Company or their respective affiliates and (iii) shall be conducted in accordance with any applicable law (including any applicable law relating to antitrust, competition, employment or data privacy matters) or order.
•Sellers shall file a request with the FCC by the Filing Deadline to remove certain conditions imposed by the FCC on the Licenses, and Sellers shall be responsible for paying any amounts that are necessary to effect such removal.
•Seller shall file all required renewal applications for the Licenses within the filing window for license renewals that commences 90 days prior to the applicable renewal date for relevant license (but no later than 45 days prior to the applicable renewal date).
•For 18 months following Closing, the Company shall continue to use its best efforts to transfer any specified managed partnership Licenses or Delayed Licenses that were not transferred at Closing.
•Neither Sellers nor their affiliates shall take or commit to take, in connection with obtaining any Required Regulatory Approvals, any Remedial Action or any other action adversely affecting the Licenses or that would be binding on Verizon or its affiliates, in each case, without the prior written consent of Verizon.

Conditions to Closing

Each party’s obligation to close the Verizon Transaction is subject to (a) no governmental authority of competent jurisdiction shall have issued any order or taken any action restraining, enjoining or otherwise prohibiting the consummation of the Verizon Transaction and no law shall have been enacted or promulgated or be in effect that makes consummation of the Verizon Transaction illegal or otherwise prohibited, (b) the other party having complied in all material respects with its pre-closing covenants, (c) the other party’s representations and warranties being true and correct in all material respects, (d) the expiration or termination of the waiting period under the HSR Act and receipt of the FCC’s final order approving the FCC Assignment Application for the assignment of the Licenses to Verizon (or its assignee), which final order shall be in full force and effect, and in the case of Verizon with respect to the foregoing, shall be free of any conditions that would result in a Burdensome Condition (taking into account any T-Mobile Adverse Impact), (e) the initial closing of the transactions contemplated by the T-Mobile Agreement shall have occurred, and in the case of Verizon, the T-Mobile Regulatory Approvals shall not have resulted in a Burdensome Condition, (f) each other party shall have delivered an executed License Assignment and Lease Assignment and (g) the approval of the Verizon Transaction by the majority of the voting power of the outstanding Company Common Stock entitled to vote thereon, where such approval is capable of being obtained by written consent (which condition was satisfied on October 17, 2024 upon the delivery of the Written Consent by TDS, as described above in the section entitled “The License Purchase Agreement—Required Stockholder Approval for the Verizon Transaction; Written Consent of TDS”).

In addition, Verizon’s obligation to close is subject to the spectrum covered by the Licenses being clear of all customers and operations of the Sellers, their affiliates and any third party and not otherwise in use by any Seller, any of their affiliates or any third party, including pursuant to the T-Mobile Lease (but subject to each of the Leases (as defined in the Agreement) then in effect (which will be assigned, in full or in part, to Verizon, to the extent relating to the Licenses)).

Termination

The Agreement may be terminated at any time prior to the Closing:
•by mutual written consent of the parties;
•by the Company if the T-Mobile Agreement is terminated;
•by Verizon if (x) any Remedial Action required in obtaining of the Required Regulatory Approvals has resulted in a Burdensome Condition, (y) the T-Mobile Transaction has closed and resulted in a Burdensome Condition or (z) the T-Mobile Transaction closed and, together with any Remedial Actions required to obtain the Required Regulatory Approvals, has resulted in a Burdensome Condition;

•by either party if the Closing does not occur on or before the Initial Termination Date, subject to two six-month extensions at either party’s election (for a total additional period of one year in the aggregate) if certain closing conditions relating to the Required Regulatory Approvals or the termination of the T-Mobile Lease remain outstanding at such time; additionally, either party may extend the Agreement in the event that the spectrum usage rights under the T-Mobile Lease are extended in certain circumstances;
•by either party if, prior to the Closing, any governmental authority has issued any final, non-appealable order, decree or injunction or if any law is in effect that permanently makes consummation of the Verizon Transaction illegal;
•by Verizon, if (a) the representations and warranties of the Company are or have become untrue or inaccurate or (b) the Company has breached or failed to perform any of its covenants or agreements required to be performed prior to the Closing, in each case such that the applicable closing conditions would not be satisfied, with both (a) and (b) subject to a cure period of the earlier of 45 days after notice by Verizon to Company and three business days prior to the Termination Date; and
•by the Company, if (a) the representations and warranties of Verizon are or have become untrue or inaccurate or (b) Verizon has breached or failed to perform any of its covenants or agreements required to be performed prior to the Closing, in each case such that the applicable closing conditions would not be satisfied, with both (a) and (b) subject to a cure period of the earlier of 45 days after notice by the Company to Verizon and three business days prior to the Termination Date.

In the event of a termination of the Agreement, neither party will have any liability or further obligation to the other party to the Agreement, with exceptions for willful breach or Fraud.

Specific Performance

The Agreement provides that each party has the right to specific performance to prevent breaches of the Agreement and to enforce the terms and provisions thereof, including to cause the other party to consummate the Verizon Transaction, in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Waiver

Subject to compliance with applicable law, at any time prior to the Closing Date, the Agreement may be amended, modified or supplemented in any or all respects only by written instrument signed by each of the parties thereto.

The failure of any party to exercise, or any delay by either party in exercising, any right or remedy under the Agreement shall not be construed as a waiver of such right or remedy under the Agreement.

Governing Law

The Agreement and any action, suit or other legal proceeding arising out of or relating to the Agreement or the Verizon Transaction contemplated thereby or the legal relationship of the parties to the Agreement (whether at law or in equity, and whether in contract or in tort or otherwise), is governed by, and is to be construed and interpreted in accordance with, the laws of the State of Delaware.

ANCILLARY AGREEMENTS

Post-Closing Spectrum Manager Lease. To the extent requested by the Company, Verizon must enter into a post-closing short-term spectrum manager lease with the applicable Seller for any Regulatory Excluded License that is a cellular (850 MHz) spectrum license and such lease shall (a) reflect Verizon’s obligation to use commercially reasonable efforts to operate such facilities as necessary to provide coverage to the areas within Sellers’ Cellular Geographic Service Area (“CGSA”) for such Licenses that overlap with Verizon’s CGSA for its existing cellular licenses (provided that the foregoing does not require Verizon to invest in or install any new equipment, upgrade any existing equipment in such facilities or construct new facilities), (b) require that Verizon shall not “discontinue service” under any such Regulatory Excluded License for a period of 180 days or more and (c) reflect that the lease will occur following consummation of the Verizon Transaction; provided that (i) each such lease shall have no lease fee associated with the lease of the spectrum, (ii) the term of each such lease shall commence at the Closing and shall not exceed one year, calculated as if such term began on the date that the spectrum subject to such License was first leased to Verizon or its affiliates and (iii) Verizon shall not be required to enter into any such lease if Verizon does not, as of the Closing, operate cellular networks in the stated geographic or population coverage for such License. Notwithstanding the foregoing, the parties acknowledge and agree that neither Verizon nor any of its affiliates has any obligation to ensure that any Regulatory Excluded License will meet the requirements to be eligible for the applicable safe harbor as specified in 47 C.F.R. § 1.949(e).

Pre-Closing Spectrum Manager Lease. To the extent the T-Mobile Lease terminates or expires with respect to any License prior to Closing, the Agreement contemplates a pre-Closing short-term spectrum manager lease with respect to each such License pursuant to which Verizon shall (a) construct and operate facilities necessary to comply with all buildout requirements under applicable FCC Rules (including, for avoidance of doubt, compliance with and eligibility for the License Renewal Safe Harbor) and (b) not permanently discontinue service (as defined by FCC Rules). There is no lease fee associated with the pre-closing spectrum manager lease. The pre-closing lease will be mandatory with respect to any Licenses to which Verizon exercises its right to require Sellers to terminate the T-Mobile Lease.

INFORMATION ABOUT THE COMPANY

United States Cellular Corporation
8410 West Bryn Mawr Ave.
Chicago, IL 60631
(773) 399-8900

As of September 30, 2024, the Company provides wireless telecommunications services to customers with 4.5 million retail connections in portions of 21 states collectively representing a total population of 33 million. All of the Company’s wireless operating markets are in the United States. The Company’s service offerings include contract (“postpaid”) and non-contract (“prepaid”) wireless voice, messaging and data services plans, mobile broadband plans and wholesale wireless services. The Company is a majority-owned subsidiary of TDS. As of September 30, 2024, TDS owned 83% of the Company’s Common Stock, had the voting power to elect all of the directors of the Company and controlled 96% of the voting power in matters other than the election of directors of the Company.

USCC Common Stock is listed on the New York Stock Exchange under the symbol “USM.”

Additionally, 32 subsidiaries of USCC are parties to the Agreement.

Security Ownership of Certain Beneficial Owners and Management of the Company

On December 31, 2024, there were outstanding 52,088,190 Common Shares, par value $1.00 per share (excluding 2,980,029 Common Shares held by USCC and a subsidiary of USCC), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 85,094,067 shares of common stock. As of December 31, 2024, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 and the total voting power of all outstanding shares of capital stock was 382,146,960 votes.

Security Ownership of USCC by Certain Beneficial Owners

The following table sets forth, as of December 31, 2024, or the latest practicable date, information regarding the person(s) who beneficially owned more than 5% of any class of our voting securities.

Shareholder’s Name and Address	USCC Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
Telephone and Data Systems, Inc. 30 North LaSalle Street Chicago, Illinois 60602	Common Shares	37,782,826	72.5%	44.4%	9.9%
	Series A Common Shares(3)	33,005,877	100%	38.8%	86.4%
	Total	70,788,703	N/A	83.2%	96.3%

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.
(2) Represents voting power in matters other than the election of directors.
(3) The Series A Common Shares are convertible on a share-for-share basis into Common Shares. The above numbers of shares and percentages do not assume conversion because TDS has advised USCC that it has no present intention of converting its Series A Common Shares.

Security Ownership of USCC by Directors and Management

The table includes the number of shares which directors or named executive officers have the right to acquire or that become vested within 60 days of December 31, 2024, including options, restricted stock units, performance share units, vested deferred compensation stock units, and shares issuable under USCC’s Non-Employee Directors' Plan.

The ownership is as of December 31, 2024 or the latest practicable date.

Name of Individual or Number of Persons in Group	UScellular Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
James W. Butman	Common Shares	0	-	-	-
LeRoy T. Carlson, Jr.	Common Shares	0	-	-	-
Walter C. D. Carlson	Common Shares	43,482	*	*	*
Douglas W. Chambers(4)(5)	Common Shares	49,067	*	*	*
Deirdre C. Drake	Common Shares	33,897	*	*	*
Harry J. Harczak, Jr.	Common Shares	26,274	*	*	*
Esteban C. Iriarte	Common Shares	7,593	*	*	*
Michael S. Irizarry(3)(4)(5)	Common Shares	71,596	*	*	*
Gregory P. Josefowicz	Common Shares	27,480	*	*	*
Kevin R. Lowell(4)(5)	Common Shares	0	-	-	-
Cecelia D. Stewart	Common Shares	31,529	*	*	*
Laurent C. Therivel(4)(5)(6)	Common Shares	115,013	*	*	*
Vicki L. Villacrez	Common Shares	0	-	-	-
Xavier D. Williams	Common Shares	4,902	*	*	*
All directors and executive officers as a group (14 persons)(7)	Common Shares	410,833	*	*	*

* Less than 1%

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified. Except with respect to customary brokerage agreement terms, none of the above shares is pledged as security, unless otherwise specified. Includes Common Shares as to which voting and/or investment power is shared and/or shares held by spouse and/or children.
(2) Represents the percent of voting power in matters other than the election of directors.
(3) Includes 18,683 Common Shares that may be acquired pursuant to stock options which are currently vested.
(4) Includes the following number of Restricted Stock Units that are vesting within 60 days after December 31, 2024: Laurent C. Therivel, 0 Common Shares; Douglas W. Chambers, 0 Common Shares; Michael S. Irizarry, 0 Common Shares; and Kevin R. Lowell, 0 Common Shares.
(5) Includes the following number of Performance Share Units that are vesting within 60 days after December 31, 2024: Laurent C. Therivel, 0 Common Shares; Douglas W. Chambers, 0 Common Shares; Michael S. Irizarry, 0 Common Shares; and Kevin R. Lowell, 0 Common Shares.
(6) Includes 25,305 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after December 31, 2024.
(7) Includes 18,683 Common Shares that may be acquired pursuant to stock options, 0 Restricted Stock Units, 0 Performance Share Units and 25,305 Common Shares underlying vested deferred compensation stock units that are subject to vesting within 60 days after December 31, 2024 by all directors, and executive officers as a group.

INFORMATION ABOUT VERIZON

Verizon Communications Inc.

1095 Avenue of the Americas
New York, New York 10036
(212) 395-1000

Verizon Communications Inc. is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of communications, technology, information and entertainment products and services to consumers, businesses and government entities. With a presence around the world, Verizon, acting through its subsidiaries, offers data, video and voice services and solutions on its networks and platforms that are designed to meet customers’ demand for mobility, reliable network connectivity and security.

Verizon Common Stock is listed on the New York Stock Exchange and the Nasdaq Global Select Market under the symbol “VZ.”

INTERESTS OF AFFILIATES IN THE VERIZON TRANSACTION

Interests of Directors and Executive Officers of the Company in the Verizon Transaction

Certain of the Company’s executive officers have equity awards that may be impacted by the Verizon Transaction. The potential impact of the Verizon Transaction on such equity awards is identical in nature to the impact of the Verizon Transaction on the equity awards of employees of the Company who are not executive officers. In addition, Mr. Therivel has entered into a letter agreement, which includes provisions related to a potential Change in Control, and the executive officers other than Mr. Therivel are eligible for severance payments in the event of certain terminations of their employment following certain strategic transactions pursuant to the Company’s Executive Severance Policy (as defined below). The equity awards held by executive officers, Mr. Therivel’s letter agreement and the Executive Severance Policy are described below. The members of the USCC Board were aware of these equity awards, Mr. Therivel’s letter agreement and the Executive Severance Policy, and considered them at the time they approved the Agreement.

Members of the USCC Board who are not executive officers of the Company have no interests in the Verizon Transaction apart from their interests as holders of USCC Common Stock.

Therivel Letter Agreement

The Company previously entered into a letter agreement with Mr. Therivel, which was subsequently amended in May 2023 (the “Therivel Letter Agreement”), specifying certain compensation and benefits payable to him in the event of Mr. Therivel’s qualifying termination of employment or a “Change in Control” (as defined in the Therivel Letter Agreement). Among other things, the Therivel Letter Agreement provides that in the event Mr. Therivel’s employment is terminated by the Company without cause prior to April 1, 2027, and subject to his execution and non-revocation of a release of claims against the Company and its affiliates, Mr. Therivel will be entitled to a lump sum severance amount equal to his then current annual base salary, payable within 60 days following such termination. The Therivel Letter Agreement also provides that, in the event of a Change in Control prior to April 1, 2027, Mr. Carlson will recommend that the USCC Board approve the accelerated vesting of one-third of the performance-based equity award granted to Mr. Therivel on July 1, 2020 in connection with his employment commencement (the “Therivel Accomplishment Award”) and full accelerated vesting of Mr. Therivel’s remaining unvested equity awards. The closing of the T-Mobile Transaction, which is a condition to the Closing of the Verizon Transaction, will constitute a Change in Control for purposes of the Therivel Letter Agreement.

Pursuant to the Therivel Letter Agreement, Mr. Therivel is subject to one year post-termination non-competition and non-solicitation of employees and customers restrictive covenants. Mr. Therivel’s breach of any of the restrictive covenants entitles the Company to injunctive relief and the payment of any reasonable attorney’s fees, in addition to any other remedies to which the Company may be entitled.

Executive Severance Policy

In between the announcement of the T-Mobile Transaction and the signing of the Agreement, the Company adopted a cash severance policy applicable to its executive officers (the “Executive Severance Policy”) that makes them eligible to receive severance pay in the event that their employment is terminated as a result of an “involuntary separation without cause.” In that event, subject to their execution and non-revocation of a release of claims in favor of the Company, TDS and its affiliates, they will be entitled to receive severance pay in a lump sum cash payment equal to one year of base pay at the time of separation. The Executive Severance Policy also provides the Company with the discretion to provide the executive officers with additional benefits (e.g., prorated annual bonuses). The Company’s executive officers other than Mr. Therivel are eligible for severance under the Executive Severance Policy. The Therivel Letter Agreement overrides the Executive Severance Policy in the event of an involuntary termination of Mr. Therivel’s employment.

For purposes of the Executive Severance Policy, an “involuntary separation without cause” is defined as the elimination of the executive officer’s position due to a strategic organizational change, such as a reduction in force, outsourcing or other restructuring (a “Qualifying Transaction”) where such executive officer has not been offered a position that is similar and/or comparably compensated with the Company or with a new functional owner (whether or not such owner is affiliated with the Company). If the executive officer accepts a similar position with TDS or an affiliate of the Company that remains part of the same controlled group as TDS, the executive officer will be eligible for severance under and subject to the terms of the Executive Severance Policy if the executive officer’s employment is involuntarily separated without cause within one year following the change of employer.

The closing of the T-Mobile Transaction, which is a condition to the Closing of the Verizon Transaction, will constitute a Qualifying Transaction for purposes of the Executive Severance Policy.

Long-Term Incentive Plan Awards

Pursuant to the terms of the applicable plan and/or award agreements for the Company’s named executive officers (other than the Therivel Accomplishment Award), outstanding and unvested restricted stock unit, performance share unit and phantom share unit awards granted under the Company’s 2013 Long-Term Incentive Plan or 2022 Long-Term Incentive Plan will accelerate and vest, based on achievement of the greater of target and actual performance with respect to performance share unit awards, in the event that the executive officer’s employment is terminated by the Company without “Cause” or the executive officer resigns for “Good Reason,” in each case, within 24 months following a “Change in Control” (each as defined in the applicable award agreement). The closing of the T-Mobile Transaction, which is a condition to the Closing of the Verizon Transaction, will constitute a Change in Control for purposes of the outstanding equity awards held by the Company’s executive officers. The award agreement for Mr. Lowell’s phantom share unit awards provides that such awards will fully vest in the event of his termination due to death, disability or “Retirement” (as defined in the applicable plan document and/or award agreement). Mr. Lowell has satisfied the applicable age and service requirements for Retirement.

NO DISSENTERS’ RIGHTS

Holders of USCC Common Stock do not have appraisal rights or dissenters’ rights under applicable law or contractual appraisal rights under the Company’s Restated Certificate of Incorporation or the Agreement in connection with the Verizon Transaction.

HOUSEHOLDING

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this Information Statement, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Information Statement, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the Information Statement for your household, please contact us at:

United States Cellular Corporation
Attn: Investor Relations
8410 West Bryn Mawr Ave.
Chicago, IL 60631
(773) 399-8900

If you participate in householding and wish to receive a separate copy of this Information Statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact us as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Information Statement or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our stock sharing an address.

Annex A

LICENSE PURCHASE AGREEMENT

between
BANGOR CELLULAR TELEPHONE, L.P.
CALIFORNIA RURAL SERVICE AREA #1, INC.
CEDAR RAPIDS CELLULAR TELEPHONE, L.P.
DUBUQUE CELLULAR TELEPHONE, L.P.
HARDY CELLULAR TELEPHONE COMPANY
KANSAS #15 LIMITED PARTNERSHIP
KENOSHA CELLULAR TELEPHONE, L.P.
MAINE RSA #1, INC.
MCDANIEL CELLULAR TELEPHONE COMPANY
NH #1 RURAL CELLULAR, INC.
OREGON RSA #2, INC.
UNITED STATES CELLULAR OPERATING COMPANY LLC
UNITED STATES CELLULAR OPERATING COMPANY OF KNOXVILLE
UNITED STATES CELLULAR OPERATING COMPANY OF MEDFORD
USCOC NEBRASKA/KANSAS, LLC
USCOC OF CENTRAL ILLINOIS, LLC
USCOC OF CUMBERLAND, LLC
USCOC OF GREATER IOWA, LLC
USCOC OF GREATER MISSOURI, LLC
USCOC OF GREATER NORTH CAROLINA, LLC
USCOC OF GREATER OKLAHOMA, LLC
USCOC OF LACROSSE, LLC
USCOC OF OREGON RSA #5, INC.
USCOC OF RICHLAND, INC.
USCOC OF VIRGINIA RSA #3, INC.
USCOC OF WASHINGTON-4, INC.
VERMONT RSA NO. 2-B2, INC.
WESTERN SUB-RSA LIMITED PARTNERSHIP
YAKIMA MSA LIMITED PARTNERSHIP;

UNITED STATES CELLULAR CORPORATION

and

VERIZON COMMUNICATIONS INC.

Dated as of October 17, 2024

Schedules
I	Appendix A - Licenses
I	Appendix B - Pending Applications
I	Appendix C - Purchase Price Per License
II	Appendix A - Outbound Spectrum Leases by Call Sign
II	Attachment 1 - Lease Agreements
III	Seller's Total Pro Rata Portion
IV	Seller's Knowledge
V	Purchaser's Knowledge
VI	License Renewals

Exhibits
A	Form of License Assignment and Assumption
B	Form of Lease Assignment and Assumption
C	Form of USCC Stockholder Written Consent
D	Form of SMP Joinder
E	Form of Pre-Closing Spectrum Manager Lease Agreement

LICENSE PURCHASE AGREEMENT

This LICENSE PURCHASE AGREEMENT is entered into as of this 17th day of October, 2024 (the “Effective Date”), between Bangor Cellular Telephone, L.P., a Delaware limited partnership, California Rural Service Area #1, Inc., a California corporation, Cedar Rapids Cellular Telephone, L.P., a Delaware limited partnership, Dubuque Cellular Telephone, L.P., a Delaware limited partnership, Hardy Cellular Telephone Company, a Delaware corporation, Kansas #15 Limited Partnership, a Delaware limited partnership, Kenosha Cellular Telephone, L.P., a Delaware limited partnership, Maine RSA #1, Inc., a Maine corporation, McDaniel Cellular Telephone Company, a Delaware corporation, NH #1 Rural Cellular, Inc., a New Hampshire corporation, Oregon RSA #2, Inc., an Oregon corporation, United States Cellular Operating Company LLC, a Delaware limited liability company, United States Cellular Operating Company of Knoxville, a Tennessee corporation, United States Cellular Operating Company of Medford, an Oregon corporation, USCOC Nebraska/Kansas, LLC, a Delaware limited liability company, USCOC of Central Illinois, LLC, an Illinois limited liability company, USCOC of Cumberland, LLC, a Delaware limited liability company, USCOC of Greater Iowa, LLC, a Delaware limited liability company, USCOC of Greater Missouri, LLC, a Delaware limited liability company, USCOC of Greater North Carolina, LLC, a Delaware limited liability company, USCOC of Greater Oklahoma, LLC, an Oklahoma limited liability company, USCOC of LaCrosse, LLC, a Delaware limited liability company, USCOC of Oregon RSA #5, Inc., a Delaware corporation, USCOC of Richland, Inc., a Washington corporation, USCOC of Virginia RSA #3, Inc., a Virginia corporation, USCOC of Washington-4, Inc., a Delaware corporation, Vermont RSA No. 2-B2, Inc., a Delaware corporation, Western Sub-RSA Limited Partnership, a Delaware limited partnership, Yakima MSA Limited Partnership, a Delaware limited partnership (each a “Seller,” and collectively “Sellers”), each of those Specified Managed Partnerships who subsequently sign a joinder to this Agreement (each such joining Specified Managed Partnership shall be deemed to be a “Seller” for all purposes under this Agreement as of the date of such joinder), and Verizon Communications Inc., a Delaware corporation (“Purchaser”), and, solely for the purposes of Section 5.1(b), Section 5.1(d), Section 5.2(b), Section 5.2(d), Section 5.6, Section 5.11, Section 5.12, Section 5.13, Section 8.2(b), Section 8.3, Section 8.6, Section 8.7, and Article 9 (the “Specified Provisions”), United States Cellular Corporation, a Delaware corporation (“USCC”). Each Seller, Purchaser, and USCC (in the case of USCC, solely for the purposes of the Specified Provisions) collectively the “Parties” or, individually, a “Party.”

RECITALS

WHEREAS, each Seller and each Specified Managed Partnership, as applicable, holds the licenses granted by the FCC that it is identified as holding in Schedule I, Appendix A as may be updated prior to Closing in accordance with Section 5.13 (the “Licenses”), and

WHEREAS, each Seller and each Specified Managed Partnership, as applicable wishes to sell, and Purchaser wishes to purchase, its respective Licenses in the manner and subject to the terms and conditions set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Action(s)” means any claim, demand, action, suit, arbitration, litigation, administrative hearing, investigation, enforcement proceeding or other similar proceeding, at law or in equity, by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Ancillary Assignment Instruments” has the meaning set forth in Section 2.3(b).

“Burdensome Condition” means that, in connection with obtaining the Required Regulatory Approvals and/or the T-Mobile Regulatory Approvals, a Governmental Authority requires Purchaser or its Affiliates (or Sellers or their Affiliates with respect to the Licenses) to take any Remedial Action or agree to any T-Mobile Adverse Impact, other than (i) a Permitted T-Mobile Lease Extension, (ii) any such Remedial Actions as would require Licenses comprising, in the aggregate, no more than fifteen percent (15%) of the Total MHz-Pops to be sold, disposed of or held separate or (iii) as would have, or would reasonably be expected to have, in the aggregate together with any other Remedial Action or T-Mobile Adverse Impact, less than a de minimis adverse impact on the business of Purchaser and its Affiliates, taken as a whole, assuming consummation of the Transactions (it being understood that, for purposes of this clause (iii), impacts on the business of Purchaser and its Affiliates, taken as a whole, shall be measured as if such business were the size of a business having a value equal to the Total Purchase Price).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the County of New York, State of New York and the FCC is deemed to be open in accordance with its rules.
“CGSA” has the meaning contained in 47 C.F.R. § 22.911.

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law” means Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, and the Federal Trade Commission Act, and all other Laws passed by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or substantial lessening of competition through merger or acquisition.

“Confidentiality Agreement” means that certain letter agreement, dated as of October 12, 2023, by and between Telephone and Data Systems, Inc. and Purchaser.

“Consents” means all consents, approvals and authorizations of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the Transaction.

“Court Order” means an order, verdict, decision, writ, ruling, directive, stipulation, decree, judgment or injunction of a court or arbitrator of competent jurisdiction in a private civil action.

“Deductible” has the meaning set forth in Section 8.3(a).

“Delayed License” has the meaning set forth in Section 2.5.

“Delayed License Closing Date” has the meaning set forth in Section 2.5.

“Delayed License Purchase Price” has the meaning set forth in Section 2.5.

“Determination Date” has the meaning set forth in Section 2.4.

“DOJ” means the United States Department of Justice.

“Effective Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission and any successor entity thereto.

“FCC Assignment Application” has the meaning set forth in Section 5.2(c).

“FCC Rules” means the rules, regulations, orders and written policies of the FCC.

“Filing Deadline” has the meaning set forth in Section 5.2(c).

“Final Order” means an action or decision that has been adopted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“Financing” has the meaning set forth in Section 5.5(a).

“Fraud” means, with respect to any Person, actual fraud of such person with respect to the making of any representation or warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” means the representations contained in Section 3.1, Section 3.2, Section 3.3(a), Section 3.5, Section 4.1 and Section 4.5.

“Fundamental Tax Representations” means the representations contained in Section 3.7.

“GAAP” means U.S. generally accepted accounting principles, as in effect (i) with respect to financial information for periods on or after the date hereof, as of the date hereof, and (ii) with respect to financial information for periods prior to the date hereof, as of such applicable time.

“Governmental Authority” means a federal, state or local court, legislature, governmental agency (including but not limited to the DOJ), commission (including but not limited to the FCC, FTC and DOJ) or regulatory or administrative official, body, authority or instrumentality.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“HSR Expiration Date” means, with respect to any HSR notification, the date that is one (1) year after the receipt of the Required Regulatory Approvals under the HSR Act with respect to such HSR notification.

“Impacted License” means a License that, as of the applicable date of determination, (i) is subject to a Court Order that remains in effect and has the effect of prohibiting or making illegal (x) the Closing with respect to such License or (y) the entry into this Agreement or any Transaction Documents to be executed and delivered at, or in connection with, the Closing with respect to such License, or (ii) is subject to Section 5.11, but for which USCC has not yet completed the actions set forth on Section 5.11 of the Seller Disclosure Schedule.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Information Statement” has the meaning set forth in Section 5.12(b).
“Initial Purchase Price” has the meaning set forth in Section 2.1(b).

“Initial Termination Date” has the meaning set forth in Section 7.1(b).

“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

“Lease Assignment” has the meaning set forth in Section 2.3(b).

“Lease Commencement Date” has the meaning given to such term in the T-Mobile Short-Term Spectrum Manager Lease Agreement.

“Leases” means all Outbound Spectrum Leases.

“Lessee” has the meaning given to such term in the T-Mobile Short-Term Spectrum Manager Lease Agreement.

“Lessor” has the meaning given to such term in the T-Mobile Short-Term Spectrum Manager Lease Agreement.

“Liabilities” has the meaning set forth in Section 2.2.

“License Assignment” has the meaning set forth in Section 2.3(b).

“License Renewal Safe Harbor” means the applicable safe harbor associated with the Licenses, as specified in 47 C.F.R. § 1.949(e).
“Licenses” has the meaning set forth in the first recital.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, easement, conditional sales contract, reversionary interest, transfer restriction (other than transfer or similar restrictions arising under the FCC Rules), right of first refusal or right of others therein, voting trust agreement, preemptive right, or other adverse claim, defect of title or encumbrance of any nature whatsoever in respect of such asset. For the avoidance of doubt, neither the terms and conditions of the Final Order approving the FCC Assignment Application, nor the rights granted or arising under the Leases, shall be deemed to be a Lien hereunder.
“Losses” has the meaning set forth in Section 8.2(a).

“Monthly Lease Extension Amount” has the meaning set forth in Section 2.4.

“Notice Period” has the meaning set forth in Section 8.4(a).

“Order” means any order, verdict, decision, writ, ruling, directive, stipulation, determination, decree, judgment or injunction made, issued or entered by or with any Governmental Authority, or governmentally appointed arbitrators of competent jurisdiction, whether preliminary, interlocutory or final.

“Outbound Spectrum Lease” means a lease set forth on Schedule II, Attachment 1 for the use of wireless spectrum licensed by the FCC under the Licenses set forth on Schedule II, Appendix A that is between a Seller as the FCC licensee of such spectrum and the lessor, and a third party, as lessee, pursuant to which such third party lessee has the right to use such wireless spectrum under such Licenses.

“Permitted T-Mobile Lease Extension” means a T-Mobile Lease Extension that, together with any other T-Mobile Lease Extension, does not provide for extension of the Term for any License past the two (2) year anniversary of the Lease Commencement Date.

“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Post-Closing Lease Obligation” has the meaning set forth in Section 5.2(b).

“Pro Rated Share” means with respect to any Seller, the percentage determined by dividing (a) such Seller’s Total Pro Rata Portion of the Total Purchase Price, by (b) the Total Purchase Price.

“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Disclosure Schedule” has the meaning set forth in Article 4.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Purchaser’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule V.

“Regulatory Excluded Licenses” has the meaning set forth in Section 5.2(b).

“Regulatory Excluded Licenses Threshold” has the meaning set forth in Section 5.2(b).

“Remedial Action” has the meaning set forth in Section 5.2(a).

“Renewal License” has the meaning set forth in Section 5.18.

“Required Regulatory Approvals” means (a) any waiting period (or any extension thereof, including any agreement with any Governmental Authority to delay consummation of the Transaction) under the HSR Act or other applicable Law shall have expired or been terminated or early termination thereof shall have been granted, and (b) the FCC’s approval of the FCC Assignment Application shall have been obtained.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” has the meaning set forth in Section 5.12(b).

“Section 228” has the meaning set forth in Section 5.12(a).

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” means, as to a particular matter, the actual knowledge of the individuals listed on Schedule IV.
“Seller Retained Claim” has the meaning set forth in Section 2.2.

“Seller’s Total Pro Rata Portion of the Total Purchase Price” means the total amount of consideration received by an individual Seller hereunder (as provided for each Seller on Schedule III).

“Sellers” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” has the meaning set forth in ARTICLE 3.

“Seller Indemnification Obligations” means Seller’s indemnification obligations in Section 8.2.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller Taxes” has the meaning set forth in Section 2.2.

“SMP Joinder” has the meaning set forth in Section 5.13.

“Specified Managed Partnerships” means Jacksonville Cellular Telephone Company, Madison Cellular Telephone Company and Racine Cellular Telephone Company.

“Specified Provisions” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 5.14(c).

“Survival Period” has the meaning set forth in Section 8.1.

“Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including, without limitation, all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), excise, stamp, occupation, premium, prohibited transaction, property, value-added, or any other taxes and any interest, penalties and additions imposed by a Governmental Authority with respect to such amounts.

“Tax Allocation” has the meaning set forth in Section 5.14(a).

“Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, elections, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Tax authority in connection with the determination, assessment or collection of any Tax or Taxes.

“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, dated April 4, 2020.

“Telecom Regulatory Laws” means the Communications Act of 1934, as amended, and the rules and regulations of the Federal Aviation Administration and the FCC, and any applicable Laws relating to any public utility commissions or state Governmental Authority with jurisdiction over the provision of telecommunications, broadband or universal service within such state.

“Term” has the meaning given to such term in the T-Mobile Short-Term Spectrum Manager Lease Agreement, as it relates to the Spectrum Usage Rights (as defined therein) created thereunder.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Third Party Claims” has the meaning set forth in Section 8.2(a).

“Total MHz-Pops” means the MHz-Pops attributable to all of the Licenses as set forth in Appendix C to Schedule I, taken as a whole, including Licenses that would otherwise be sold, disposed of or held separate pursuant to Section 5.2(a) or Section 5.2(b), but excluding Licenses that are excluded pursuant to Section 2.5 or Section 5.13.

“Total Purchase Price” has the meaning set forth in Section 2.1(b).

“Transaction” has the meaning set forth in the second recital.

“Transaction Documents” means the documents that arise from this Agreement.
“Transfer Taxes” has the meaning set forth in Section 5.14(b).

“Transferred Records” has the meaning set forth in Section 2.1(a).

“T-Mobile Adverse Impact” means any Remedial Action in respect of any License or Purchaser or its Affiliates to which a Governmental Authority of competent jurisdiction requires Purchaser or its Affiliates (or Sellers or their Affiliates) to agree to as a result of the obtaining of the T-Mobile Regulatory Approvals.

“T-Mobile Agreements” means the T-Mobile Purchase Agreement and related transaction documents, as amended, modified or supplemented from time to time in accordance with their respective terms.

“T-Mobile Closing” means the initial closing of the transactions contemplated by the T-Mobile Agreements in accordance with the terms thereof.

“T-Mobile Lease Extension” has the meaning set forth in Section 5.1(d).

“T-Mobile Purchase Agreement” means that certain Securities Purchase Agreement, dated as of May 24, 2024, by and among Telephone and Data Systems, Inc., United States Cellular Corporation, USCC Wireless Holdings, LLC and T-Mobile US, Inc., as amended, modified or supplemented from time to time in accordance with its terms.

“T-Mobile Regulatory Approvals” means the consents, approvals and authorizations of Governmental Authorities that are necessary in order for the T-Mobile Closing to occur.

“T-Mobile Short-Term Spectrum Manager Lease Agreement” means that certain Short-Term Spectrum Manager Lease Agreement, dated as of September 12, 2024, by and among T-Mobile License, LLC and the subsidiaries of USCC named therein, as amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.

“USCC Stockholder Written Consent” means a written consent of Telephone and Data Systems, Inc. in accordance with Section 1.11 of the by-laws of USCC approving the Transaction.

ARTICLE 2
SALE OF LICENSES

Section 2.1.    Purchase and Sale

(a)    Each Seller hereby agrees to convey, sell, transfer, deliver and assign to Purchaser at Closing, and Purchaser hereby agrees to acquire from such Seller, at Closing, all right, title and interest in and to such Seller’s Licenses, free and clear of all Liens, but subject to each of the Leases then in effect (which will be assigned, in full or in part, to Purchaser, to the extent relating to the Licenses), and the records to the extent exclusively related to such Licenses in the possession of Seller at Closing (the “Transferred Records”).

(b)    Purchaser hereby agrees to pay at Closing, in consideration of the Licenses, one billion Dollars ($1,000,000,000) in immediately available funds (the “Initial Purchase Price”), as may be adjusted in accordance with Section 2.4, Section 2.5, Section 5.2(b) or Section 5.13, (the “Total Purchase Price”) by wire transfer to each Seller in the proportions set forth on Schedule III in accordance with payment instructions (including a completed IRS Form W-9) provided by each Seller to Purchaser no less than five (5) Business Days prior to Closing.

(c)    Purchaser hereby acknowledges and agrees that it is purchasing the Licenses subject in all respects to each of the Leases then in effect and hereby agrees to be bound by all the terms and conditions of each of such Lease then in effect as the lessor, thereunder.

(d)    Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law; provided, that prior to making any such deduction or withholding, Purchaser shall use commercially reasonable efforts to provide the applicable Seller reasonable advance notice and afford such Seller a reasonable opportunity to provide any forms, certifications or other documentation to reduce or eliminate any obligation to withhold. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Seller in respect of which such deduction and withholding was made. Purchaser and each Seller acknowledge and agree that, if an applicable Seller provides an IRS Form W-9 on or prior to the Closing Date certifying that such Seller is not subject to backup withholding, then neither Purchaser nor any Seller is aware of any withholding or deduction that would be required from the consideration otherwise payable pursuant to this Agreement under applicable Tax Law in effect as of the date hereof.

Section 2.2.    No Assumption of Liabilities.

THIS IS A PURCHASE AND SALE OF ASSETS AND PURCHASER SHALL NOT ASSUME, BE BOUND BY OR RESPONSIBLE FOR, OR BE DEEMED TO HAVE ASSUMED, BECOME BOUND BY OR RESPONSIBLE FOR, UNDER THIS AGREEMENT OR BY REASON OF THE TRANSACTIONS CONTEMPLATED HEREBY, ANY LIABILITIES OR OBLIGATIONS OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE (“LIABILITIES”), RELATING TO THE LEASES OR THE OWNERSHIP, OPERATION AND/OR USE OF THE LICENSES TO THE EXTENT PERTAINING TO ACTIONS OR EVENTS OCCURRING, OR CIRCUMSTANCES ARISING, PRIOR TO THE DATE ON WHICH SUCH LEASES OR LICENSES ARE TRANSFERRED TO PURCHASER. PURCHASER SHALL BE LIABLE FOR ALL LIABILITIES RELATING TO THE LEASES AND THE OWNERSHIP, OPERATION AND/OR USE OF THE LICENSES (OTHER THAN REGULATORY EXCLUDED LICENSES) THAT ARE TRANSFERRED TO PURCHASER OR ONE OF ITS AFFILIATES, IN EACH CASE TO THE EXTENT PERTAINING TO ACTIONS OR EVENTS OCCURRING, OR CIRCUMSTANCES ARISING, AFTER THE CLOSING OR, WITH RESPECT TO ANY DELAYED LICENSE, THE APPLICABLE DELAYED LICENSE CLOSING DATE (OTHER THAN ANY CLAIM TO THE EXTENT RELATING TO MATTERS OCCURRING OR ARISING PRIOR TO OR THROUGH THE CLOSING, OR, IN THE CASE OF A DELAYED LICENSE, THE APPLICABLE DELAYED LICENSE CLOSING DATE (A “SELLER RETAINED CLAIM”)). SELLERS SHALL NOT BE LIABLE FOR ANY LIABILITIES RELATING TO THE LEASES OR THE OWNERSHIP, OPERATION AND/OR USE OF THE LICENSES (OTHER THAN THE REGULATORY EXCLUDED LICENSES) THAT ARE TRANSFERRED TO PURCHASER OR ONE OF ITS AFFILIATES, IN EACH CASE TO THE EXTENT PERTAINING TO ACTIONS OR EVENTS OCCURRING, OR CIRCUMSTANCES ARISING, AFTER THE CLOSING OR, WITH RESPECT TO ANY DELAYED LICENSE, THE APPLICABLE DELAYED LICENSE CLOSING DATE (IN EACH CASE, OTHER THAN SELLER RETAINED CLAIMS). FOR THE AVOIDANCE OF DOUBT SELLERS SHALL BE LIABLE AND RESPONSIBLE FOR (A) ALL INCOME TAXES OF, OR OTHERWISE ARISING WITH RESPECT TO, SELLERS, (B) SUBJECT TO SECTION 5.14(B), ALL TAXES RELATED TO THE SALE OF THE LICENSES AND (C) ANY TAXES RELATED TO THE LEASES AND THE OWNERSHIP, OPERATION AND/OR USE OF THE LICENSES, IN EACH CASE, FOR ALL TAXABLE PERIODS ENDING ON OR PRIOR TO THE CLOSING DATE AND ANY OPEN TAX PERIODS PRIOR TO THE CLOSING DATE, IN THE CASE OF THIS CLAUSE (C), DETERMINED IN ACCORDANCE WITH SECTION 5.14(C) (CLAUSES (A), (B) AND (C) COLLECTIVELY, “SELLER TAXES”).

Section 2.3.    Closing

(a)    Unless this Agreement shall have been earlier terminated in accordance with the provisions of this Agreement, the closing of the sale of the Licenses (the “Closing”) shall take place by email and electronic funds transfer on the date which is five (5) Business Days after the date on which the last applicable condition under Article 6 (except those conditions that by their nature will be satisfied at the Closing) has been satisfied or waived, or at such other time or place as may be agreed upon in writing by Purchaser and Sellers. The date on which the Closing occurs is called the “Closing Date.”

(b)    Subject to the terms and conditions hereof, at the Closing, each Seller shall execute and deliver to Purchaser: (i) an instrument of assignment and assumption of license in the form attached hereto as Exhibit A (the “License Assignment”), executed by such Seller with respect to the Licenses it holds; (ii) with respect to each Lease then in effect, an instrument of assignment and assumption of the Leases (which such Leases shall be assigned, in full or in part, to Purchaser, to the extent related to the Licenses) in the form attached hereto as Exhibit B (each a “Lease Assignment”), executed by such Seller party thereto; and (iii) such other reasonable instruments (if any) as shall be necessary and effective to transfer, convey and assign to, and vest in, Purchaser all of the right title and interest of such Seller in and to the Licenses, free and clear of all Liens (but subject in all respects to the Leases) (the “Ancillary Assignment Instruments”), in each case, to be signed by each applicable Seller.

(c)    Subject to the terms and conditions hereof, at the Closing, Purchaser shall execute and deliver to the respective Seller: (i) the License Assignment, executed by Purchaser; (ii) the Lease Assignments, executed by Purchaser; and (iii) the Ancillary Assignment Instruments, executed by Purchaser.

Section 2.4.    T-Mobile Monthly Lease Extension Amount.

If (a) all conditions set forth in ARTICLE 6 have been satisfied (other than (1) the conditions set forth in Section 6.2(h) or Section 6.2(i), (2) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (2) are capable of being satisfied at the Closing), and (3) those conditions that have not been satisfied primarily as a result of a breach by Sellers or USCC of their obligations under this Agreement) and (b) one (1) year has passed since the Lease Commencement Date (the date on which clauses (a) and (b) have been satisfied being the “Determination Date”), and a Seller, USCC or an Affiliate thereof has effected a T-Mobile Lease Extension with respect to any of the Licenses, then the Total Purchase Price to be paid at Closing shall be decreased by the Monthly Lease Extension Amount for each month-long period (or portion thereof) from and after the Determination Date until the Closing. The “Monthly Lease Extension Amount” means, with respect to each month-long period (or portion thereof) from and after the Determination Date until the Closing, an amount equal to the product of (A) 0.8% multiplied by (B) the purchase price allocable under this Agreement to each License, as set forth on Schedule I, Appendix C, that remains subject to the extension of the T-Mobile Short-Term Spectrum Manager Lease Agreement as of the applicable calculation date (subject to proration in accordance with the following sentence). The Monthly Lease Extension Amount shall be calculated (x) at the completion of each calendar month from and after the Determination Date and (y) with respect to the month in which the Closing occurs, as of the Closing Date, and shall, with respect to (I) any License that is released from the T-Mobile Short-Term Spectrum Manager Lease Agreement during the applicable month and (II) any other partial month, be calculated giving effect to proration of the amount of the purchase price allocable under this Agreement to each applicable License (as set forth on Schedule I, Appendix C) for any such partial month-long periods.

Section 2.5.    Delayed Licenses.

If the conditions to Closing set forth in ARTICLE 6 (other than (x) the conditions set forth in Section 6.1(a) and Section 6.2(a) in each case, solely in respect of a Court Order affecting an Impacted License, and (y) those conditions that by their terms are to be satisfied at the Closing (which conditions would be capable of being satisfied at the Closing)) have been satisfied or waived, and Licenses comprising, in the aggregate, no more than 10% of the Total MHz-Pops are Impacted Licenses (which calculation, for the avoidance of doubt, shall include any such Impacted Licenses), then the Closing shall nonetheless occur, the Impacted Licenses shall not be transferred at Closing (each a “Delayed License”) and the Total Purchase Price to be paid at Closing shall be reduced by the purchase price allocable under this Agreement to each Delayed License as set forth on Schedule I, Appendix C (such amount, with respect to such Delayed License, the “Delayed License Purchase Price”). From and after the Closing until the date that is eighteen (18) months following the Closing Date, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6 with respect to such Delayed Licenses, if and when (x) such Court Order is no longer in effect and no longer has the effect of prohibiting or making illegal the Closing with respect to such Delayed License or (y) USCC has completed the actions set forth on Section 5.11 of the Seller Disclosure Schedule with respect to such Delayed License, as applicable, such sale, assignment, transfer, conveyance and delivery shall be reasonably promptly effected in accordance with the terms of this Agreement, and Purchaser shall remit the applicable Delayed License Purchase Price to the applicable Seller, after which, such Delayed License, as the case may be, shall no longer be subject to this Section 2.5 as a Delayed License. The date on which a Delayed License is transferred to the Purchaser pursuant to this Section 2.5 shall be the “Delayed License Closing Date” for such Delayed License. The Parties shall abide by the covenants set forth herein with respect to such Delayed Licenses as though the Closing had not occurred from the Closing Date until the earlier of the applicable Delayed License Closing Date and the date that is eighteen (18) months following the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules delivered by Sellers to Purchaser immediately prior to the execution of this Agreement (the “Seller Disclosure Schedule”), which shall be prepared as if each Specified Managed Partnership is a Seller hereunder as of the Effective Date, each Seller hereby, severally, and not jointly, represents and warrants to Purchaser as of the Effective Date (or for the Specified Managed Partnerships, as of the date of signing the SMP Joinder) that the following are true and correct:

Section 3.1.    Organization and Authority; Enforceability; Non-Contravention

Each Seller is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority, and has obtained all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as now being conducted, except where failure to be so existing and in good standing, or to have such power, authority or governmental approval, would not adversely affect such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Licenses, free and clear of all Liens (but subject in all respects to the Leases), on the terms contemplated hereby. Subject to receipt of the USCC Stockholder Written Consent, the execution, delivery and performance by each Seller and USCC of this Agreement and each of the other Transaction Documents to which such Seller or USCC is a party have been duly and validly authorized and approved by all necessary action on the part of such Seller and USCC. This Agreement has been duly executed by each Seller and is, and each other Transaction Document when duly executed by each Seller will be, a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery nor performance by each Seller of this Agreement or any Transaction Document, nor the consummation of the Transaction will: (i) assuming the receipt of all Required Regulatory Approvals, the Consents set forth on Section 3.1(i) of the Seller Disclosure Schedule, the filing of all necessary documents as described in Section 5.2 and taking of other actions as described in Section 5.2 and the expiration or termination of any applicable waiting period, subject to receipt of the USCC Stockholder Written Consent, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) any provision of such Seller’s organizational documents, (B) any Law affecting such Seller or the Licenses, (C) any material mortgage, indenture, agreement, contract, commitment, lease, license or other instrument, document or understanding, oral or written, by which any License or Lease may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise materially change the existing rights or obligations thereunder or (D) any material mortgage, indenture, agreement, contract, commitment, lease, license or other instruments, document or understanding, oral or written, to which such Seller is a party or otherwise subject or has rights, other than those that would not reasonably be expected to interfere with the consummation of the Transaction; or (ii) require such Seller to obtain any Consent (in each case, solely with respect to assignment of the Licenses and the Leases), except (A) in connection, or in compliance, with the provisions of the HSR Act, (B) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, (C) approval by the FCC (and, if the FCC refers the Transaction to Team Telecom and Team Telecom requests the FCC to defer approving the Transaction until Team Telecom has reviewed the Transaction, then also approval by Team Telecom, which may take the form of a notice from Team Telecom to the FCC that Team Telecom has no objection to FCC action regarding the Transaction), (D) filings as may be required under the rules and regulations of the New York Stock Exchange, or (E) such filings as may be required in connection with taxes, except, in the case of clauses (i) and (ii), where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not materially adversely affect such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Licenses, free and clear of all Liens (but subject in all respects to the Leases), on the terms contemplated hereby.

Section 3.2.    Liens

Each License is free and clear of all Liens (but subject in all respects to the Leases and, at or prior to the Closing or its earlier termination with respect to such License, the T-Mobile Short-Term Spectrum Manager Lease Agreement). Upon consummation of the Closing, subject to receipt of Required Regulatory Approvals and termination of the T-Mobile Short-Term Spectrum Manager Lease Agreement at or prior to the Closing with respect to the Licenses, Purchaser will be the holder of the Licenses, free and clear of all Liens (but subject in all respects to the Leases).

Section 3.3.    Licenses

(a)    Each Seller has good and marketable title to its respective Licenses. Except for the rights granted under the Leases and the T-Mobile Short-Term Spectrum Manager Lease Agreement, no person or entity, other than the respective Seller, has any right, claim or interest in or to the Licenses. Each License has been validly issued in the name of such Seller identified in Schedule I, Appendix A, is in full force and effect and has been granted to such Seller by Final Order, is validly held by such Seller and is free and clear of conditions or restrictions imposed by the FCC, other than those that appear on the face of such License, or are routinely imposed in conjunction with FCC licenses of a similar type.
(b)    As of the Closing Date, the spectrum covered by the Licenses are clear of all customers and operations of Sellers, their Affiliates or any third party and are not otherwise being used by Sellers, their Affiliates or any third party, except with respect to operations of any lessee under any Lease to the extent such lease is still in effect as of such date. Except for the Leases and the T-Mobile Short-Term Spectrum Manager Lease Agreement, none of the spectrum covered by the Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.

(c)    There are no existing applications, petitions to deny or complaints or proceedings pending or, to the relevant Seller’s Knowledge, threatened, before the FCC or any other tribunal, Governmental Authority or regulatory agency relating to such Seller’s Licenses or which otherwise would materially adversely affect such Seller’s Licenses, other than proceedings or changes in Law affecting the wireless telecommunications industry or FCC licenses of a similar type to the Licenses or licensees generally. No Governmental Authority or regulatory agency has, to the relevant Seller’s Knowledge, threatened to terminate or suspend such Seller’s Licenses. There are no Third Party Claims of any kind that have been asserted in writing or, to the relevant Seller’s Knowledge, otherwise by or before the FCC or any other tribunal, Governmental Authority or regulatory agency with respect to such Seller’s Licenses. Seller is not in violation or default, and has not received any notice of any claim of violation or default, with respect to such Seller’s Licenses. To each Seller’s Knowledge, no event has occurred with respect to such Seller’s Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination thereof or that will or would reasonably be expected to result in any violation, default or impairment of the rights of the holder of such Seller’s Licenses.

(d)    The Licenses are held solely by the respective Seller identified on Schedule I, Appendix A. No shareholder, officer, employee or former employee of such Seller or any Affiliate thereof, or any other Person, holds, or has any proprietary, financial or other interest (direct or indirect) in the Licenses, or any authority to use, such Seller’s Licenses, except for the Leases and the T-Mobile Short-Term Spectrum Manager Lease Agreement.

(e)    No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the Licenses. The consummation of the Transaction will not cause the FCC to impose any unjust enrichment penalties or reporting requirements pursuant to 47 C.F.R. §1.2111.

(f)    Each Seller has no reason to believe that such Seller’s Licenses will not be renewed in the ordinary course. Each Seller is not aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, such Seller’s Licenses, (ii) seeks the imposition of any adverse modification or amendment with respect to such Seller’s Licenses, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of such Seller’s Licenses, or (iv) in any other way would materially adversely affect such Seller’s Licenses.

(g)    There are no liabilities of Seller (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), related to, associated with, or attached to, such Seller’s Licenses to which Purchaser or any of its Affiliates will be subject from and after the Closing as a result of the consummation of the Transaction, other than obligations associated with and liabilities arising out of Purchaser’s ownership or operation of such Seller’s Licenses from and after the Closing.

(h)    With respect to the Licenses, (i) all material documents required to be filed at any time by the respective Seller with the FCC have been timely filed or the time period for such filing has not lapsed, and (ii) all such documents filed since the date that the Licenses were first issued or transferred to the respective Seller or any Affiliate thereof are true and correct in all material respects.

(i)    Seller is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to such Seller’s Licenses to which it is subject, including all pertinent aspects of the FCC Rules and other Laws, including (i) the FCC Rules pertaining to eligibility to hold licenses similar to such Seller’s Licenses in general, and such Seller’s Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of radio licenses. Seller is in material compliance with all terms and conditions of, and all of its obligations under, such Seller’s Licenses.

Section 3.4.    Litigation

Except for proceedings affecting the wireless communications industry generally or FCC licenses similar to the Licenses or licensees generally, no Actions are pending or, to each Seller’s Knowledge, threatened against such Seller or any Affiliate thereof that, individually or in the aggregate, would reasonably be expected to adversely affect the Licenses or such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Licenses, free and clear of all Liens (but subject in all respects to the Leases), on the terms contemplated hereby. Neither such Seller nor any Affiliate thereof is a party to or subject to the provisions of any Order that, individually or in the aggregate, would reasonably be expected to adversely affect the Licenses or such Seller’s ability to sell, convey, transfer, deliver and assign its right, title and interest in and to its Licenses, free and clear of all Liens (but subject in all respects to the Leases).

Section 3.5.    No Brokers

No broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission as a result of acting for or on behalf of Sellers or their Affiliates in connection with the Transaction, other than with respect to fees or commissions that will be satisfied or paid by Sellers or their Affiliates.

Section 3.6.    Leases

To each Seller’s Knowledge, the Leases to which it is a party are valid and in full force and effect and all previously required notifications of such Leases pursuant to 47 C.F.R. § 1.9020 have been made. Seller is in compliance, in all material respects with any Lease to which it is a party. No material default on the part of Seller, or, to such Seller’s Knowledge, any other party thereto exists under any Lease to which such Seller is a party, and, to each Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default under any such Lease.

Section 3.7.    Taxes

Each Seller has filed all material Tax Returns in respect of the Licenses that are required to be filed and has paid all Taxes shown thereon. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Licenses. For the avoidance of doubt, (i) the sole and exclusive representations and warranties made by each Seller with respect to Taxes are set forth in this Section 3.7 and (ii) the Sellers are not making, and hereby disclaim, any representations or warranties with respect to Taxes for Taxable periods (or portions thereof) beginning after the Closing Date.

Section 3.8.    Disclaimer of Other Representations and Warranties

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, SELLERS DO NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE LICENSES, THE LEASES OR IN CONNECTION WITH THE TRANSACTION. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, SELLERS DO NOT MAKE AND SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE LICENSES, THE LEASES OR IN CONNECTION WITH THE TRANSACTION.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules delivered by Purchaser to Sellers immediately prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to Sellers as of the Effective Date that the following are true and correct:

Section 4.1.    Organization and Authority

Purchaser is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority, and has obtained all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as now being conducted, except where failure to be so existing and in good standing, or to have such power, authority or governmental approval, would not adversely affect Purchaser’s ability to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which Purchaser is a party has been duly and validly authorized and approved by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed by Purchaser and is, and each other Transaction Document when duly and executed by Purchaser will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery nor performance by Purchaser of this Agreement or any Transaction Document nor the consummation of the Transaction will (i) assuming the receipt of all Required Regulatory Approvals, the Consents set forth on Section 3.1(i) of the Purchaser Disclosure Schedule, and the filing of all necessary documents and taking of other actions as described in Section 5.2 and the expiration or termination of any applicable waiting period, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) any provision of such Purchaser’s organizational documents, or (B) any Law affecting Purchaser; or (ii) require Purchaser to obtain any Consent (in each case, solely with respect to assignment of the Licenses and Leases), except (A) in connection, or in compliance, with the provisions of the HSR Act, (B) compliance with the applicable requirements of the Securities Act of 1933, as amended and the Exchange Act, (C) approval by the FCC (and, if the FCC refers the Transaction to Team Telecom and Team Telecom requests the FCC to defer approving the Transaction until Team Telecom has reviewed the Transaction, then also approval by Team Telecom, which may take the form of a notice from Team Telecom to the FCC that Team Telecom has no objection to FCC action regarding the Transaction), (D) filings as may be required under the rules and regulations of the New York Stock Exchange, or (E) such filings as may be required in connection with Taxes, except, in the case of clauses (i) and (ii), where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not materially adversely affect Purchaser’s ability to consummate the Transaction.

Section 4.2.    Qualification

Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is legally qualified to (i) hold and receive FCC licenses generally, (ii) hold and receive the Licenses (and the consummation of the Transaction will not cause Purchaser to be ineligible to hold the Licenses), and (iii) receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the Licenses. Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership, and no further review or approval of Purchaser’s (or its assignee’s in the event of an assignment pursuant to Section 9.1) foreign ownership is required in connection with the consummation of the Transaction. Consummation of the Transaction will not cause Purchaser to hold, or to be attributed with (under 47 C.F.R. §20.22), spectrum in excess of the FCC’s then-current spectrum screen.

Section 4.3.    Litigation

There are no Actions pending or, to Purchaser’s Knowledge, threatened against Purchaser that seek to enjoin this Agreement or the Transaction or otherwise prevent Purchaser from consummating the Transaction. Neither Purchaser nor any of its Affiliates is party to or subject to the provisions of any Order that, individually or in the aggregate, would materially adversely affect Purchaser’s ability to consummate the Transaction or that seek to enjoin this Agreement or the Transaction.

Section 4.4.    Available Funds

At the Closing, Purchaser will have funds immediately available and sufficient to satisfy, no later than the date they become due, all of Purchaser’s payment obligations under Section 2.1 of this Agreement to consummate the Transaction.

Section 4.5.    No Brokers

No broker, investment banker or other Person is entitled to any broker’s, finder’s, or other similar fee or commission as a result of acting for or on behalf of Purchaser or its Affiliates in connection with the Transaction, other than with respect to fees that will be satisfied or paid by Purchaser.

Section 4.6.    Disclaimer of Other Representations and Warranties

EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, PURCHASER DOES NOT MAKE ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. SELLERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, PURCHASER DOES NOT MAKE AND PURCHASER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR INEQUITY, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

ARTICLE 5
COVENANTS AND OTHER AGREEMENTS

Section 5.1.    Covenants and Other Agreements Pending the Closing

During the period from the date hereof until (x) the earlier to occur of the Closing or the termination of this Agreement in accordance with the provisions of Section 7.1, or (y) with respect to Delayed Licenses or Licenses subject to the second sentence of Section 5.13, such time period following the Closing as provided in Section 2.5 or Section 5.13, respectively:

(a)    Compliance with Law. Sellers shall comply in all material respects with all applicable Laws of all applicable jurisdictions and Governmental Authorities relating to the Licenses.

(b)    Licenses; Leases; Approvals; Consents. Each Seller shall maintain in full force and effect all of its rights and interest in, and the validity of, its respective Licenses. No Seller shall, and each Seller shall cause its Affiliates not to, engage in any transaction or take any action or omit to take any action that will or would reasonably be expected to adversely affect its rights or interest in, or the validity of, any of the Licenses. Sellers shall not, and shall cause its Affiliates not to, make any commitments to any Governmental Authority relating to any approval, consent, permit, license or authorization directly affecting the Licenses that would impair the ability of Purchaser to use the Licenses in its business, without Purchaser’s prior written consent. Except as set forth on Schedule II, Attachment 1 and pursuant to the T-Mobile Short-Term Spectrum Manager Lease Agreement, each of USCC and Sellers shall not, and shall cause its respective Affiliates and its and their officers and employees not to, and shall direct its and its respective Affiliates’ agents and representatives not to, (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of the spectrum covered by their respective Licenses or any interest therein or portion thereof (excluding, for the avoidance of doubt, any sale, transfer, assignment or disposition by any Person of direct or indirect ownership interests in USCC), or negotiate therefor, in each case, other than to, or with, an Affiliate of Sellers provided, that such sale, transfer, assignment or disposition to an Affiliate will not prevent or materially delay the Closing, or (ii) create, incur or suffer to exist any Lien on the spectrum covered by their respective Licenses or any interest therein or portion thereof. Nothing in this paragraph shall serve to cause Sellers to abdicate, or Purchaser to assume, control of the Licenses. Notwithstanding the foregoing, the provisions of this Section 5.1(b) shall not apply to any Regulatory Excluded Licenses.

(c)    Notice of Certain Events. Each of the Parties hereto shall refrain from taking (or agreeing to take) any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect. Each Party shall promptly notify the other in writing (i) of any Action that shall be instituted or threatened in writing against such Party to restrain, prohibit or otherwise challenge the legality of the Transaction, (ii) of any development causing the representations and warranties of such Party in Articles 3 or 4 above, as applicable, to be untrue in any material respect or (iii) of any Action that may be threatened in writing, brought, asserted or commenced against such Party which would have been required to have been disclosed if such Action had arisen prior to the Effective Date. No disclosure by any Party pursuant to this Section 5.1(c), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation by such Party herein.

(d)    T-Mobile Short-Term Spectrum Manager Lease Agreement. During the period from the date hereof through the earlier to occur of (i) the Closing or any termination of this Agreement in accordance with the provisions of Section 7.1 and (ii) the termination of the T-Mobile Short-Term Spectrum Manager Lease Agreement with respect to the Licenses, subject to Section 2.4 hereof, each Seller shall, and USCC shall cause each Seller to, (a) not amend or modify (or fail to take any action which would result in any amendment or modification to the terms of) the T-Mobile Short-Term Spectrum Manager Lease Agreement in relation to the Licenses in a manner adverse to Purchaser without the prior written consent of Purchaser, (b) exercise any and all rights under the T-Mobile Short-Term Spectrum Manager Lease Agreement in relation to the Licenses to prevent any extension or renewal of the Term and to terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement upon conclusion of the Term and (c) use commercially reasonably efforts to exercise its contractual rights as Lessor under the T-Mobile Short-Term Spectrum Manager Lease Agreement to prevent the Lessee from “discontinuing service” under any License for a period of one-hundred and eighty (180) days or more (where “discontinuing service” for purposes of this Section means not providing service to at least one subscriber that is not affiliated with, controlled by, or related to the Lessee under the T-Mobile Short-Term Spectrum Manager Lease Agreement) prior to the date on which the Lessee is entitled to discontinue service in accordance with the terms of the T-Mobile Short-Term Spectrum Manager Lease Agreement; provided that neither USCC nor any Seller shall be required to construct or operate any facilities to avoid any such discontinuance of service, or to conduct physical inspections of the Lessee’s operations. In addition to the foregoing, (A) if the Lessee provides written notice to the Lessor in accordance with the terms of the T-Mobile Short-Term Spectrum Manager Lease Agreement that it is able to cease operation on the spectrum associated with a specific License prior to the expiration of the Term, or (B) if the Lessor has the right to terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement prior to the conclusion of the Term, either in whole with respect to all of the Licenses or in part with respect to a specific License (other than as described in clause (A) above), it shall, in the case of each of the clauses (A) and (B), promptly provide written notice thereof to Purchaser (which notice shall set forth in reasonable detail the facts and circumstances giving rise to such notice or right) following which Purchaser, after reasonable consultation with USCC, shall have the right, exercisable in its sole discretion by delivery of written notice of such election to Lessor within ten (10) days of receipt of such written notice from Lessor, to require each Seller to use commercially reasonable efforts to terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement in whole with respect to all of the Licenses or in part with respect to such specific Licenses, provided, however, that, in the case of each of clauses (A) and (B), the Sellers’ obligation to use commercially reasonable efforts to so terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement shall only apply in the event that all of the conditions to Closing set forth in ARTICLE 6 (other than the condition set forth in Section 6.2(h) and Section 6.2(i) and those conditions that by their terms are to be satisfied at the Closing (which conditions would be capable of being satisfied at the Closing)) have been satisfied or waived at such time. Sellers shall promptly provide Purchaser with copies of any notices delivered to or from Lessee pursuant to the T-Mobile Short-Term Spectrum Manager Lease Agreement, except to the extent such notices pertain to spectrum that is subject to the T-Mobile Short-Term Spectrum Manager Lease Agreement but is not covered by the Licenses. Nothing herein will be deemed to require USCC or any Seller to breach any term or condition of the T-Mobile Short-Term Spectrum Manager Lease Agreement. Notwithstanding anything to the contrary contained in this Section 5.1(d) or otherwise in this Agreement, if, in connection with obtaining the T-Mobile Regulatory Approvals, a Governmental Authority of competent jurisdiction requires any Seller, USCC or any of their respective Affiliates to extend the Term with respect to any of the Licenses (either directly or by means of waiver of any termination right or otherwise) (a “T-Mobile Lease Extension”), the Sellers, USCC and their respective Affiliates may, in its discretion, effect such T-Mobile Lease Extension, and the reduction in the Total Purchase Price to be paid at Closing shall apply in accordance with Section 2.4. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, neither USCC, Sellers nor any of their respective Affiliates shall have any obligation pursuant to this Agreement to take or not take any action with respect to such Governmental Authority’s requirement (including any Governmental Authority requirement that arises from a request by T-Mobile US, Inc. or its Affiliates to such Governmental Authority) for a T-Mobile Lease Extension.

(e)    Purchaser’s Conduct. Except as set forth on Section 5.1(e) of the Purchaser Disclosure Schedule, during the period from the date hereof and until the later of (i) the Filing Deadline and (ii) the date on which the FCC Assignment Application is initially filed, Purchaser will not file any applications with the FCC seeking the FCC’s Consent to assign, transfer or lease any spectrum in the geographic areas covered by the Licenses if such filings (a) would reasonably be expected to materially and adversely impact the Required Regulatory Approvals or cause such Required Regulatory Approvals to be materially delayed or (b) would cause Purchaser, when taking into account the Licenses (without any exclusion of a License under Section 2.5) assuming consummation of the Transaction, to hold, or to be attributed with (under 47 C.F.R. §20.22), spectrum in excess (or, as applicable, otherwise in further excess of what is contemplated assuming Closing and taking into account the Licenses) of the FCC’s then-current spectrum screen.

Section 5.2.    Governmental Consents

(a)    The Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to promptly take, or cause to be promptly taken, all actions, and promptly do, or cause to be promptly done, all things, necessary, appropriate or advisable on its (or their) part under this Agreement and applicable Law to carry out all of its (or their) respective obligations under this Agreement, to cause the conditions set forth in ARTICLE 6 to be satisfied and to consummate and make effective the Transaction as soon as reasonably practicable. Subject to the limitations set forth in Section 5.2(c) and Section 5.2(d), the Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to, as promptly as reasonably practicable, prepare and file all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transaction. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser or any of its Affiliates be required, in connection with obtaining any Required Regulatory Approval or otherwise to cause the conditions set forth in ARTICLE 6 to be satisfied or to consummate or make effective the Transactions, to take any Remedial Action (nor shall Sellers or their Affiliates take or commit to take, in connection with obtaining any Required Regulatory Approvals, any Remedial Action or any other action adversely affecting the Licenses or that would be binding on Purchaser or its Affiliates, in each case, without the prior written consent of Purchaser); provided, however, that Purchaser and its Affiliates shall, to the extent any such actions are required by an applicable Governmental Authority in order to obtain the Required Regulatory Approvals, use their reasonable best efforts to sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, Licenses and take any other Remedial Action (in each case, conditioned on the Closing) so long as such sale or other Remedial Action (considered collectively and, for the avoidance of doubt, including any T-Mobile Adverse Impact) would not result in a Burdensome Condition, and Sellers and their Affiliates shall provide reasonable assistance in connection therewith. For the purposes of this Agreement, “Remedial Action” means one of the following actions together with any other conditions or requirements imposed by any Governmental Authority: (i) selling or otherwise disposing of, or hold separate and agree to sell or otherwise dispose of, any assets, categories of assets or businesses, (ii) terminating existing relationships, contractual rights or obligations, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations, (v) effectuating any other change or restructuring, (vi) making any agreement or settlement, stipulate or agree to the entry of any judgment, agree to incur any liability or make any payment (other than filing fees) or make any other concession, (vii) initiating any Action or litigating any threatened or pending Action or preliminary or permanent injunction or other order, judgment or decree of a Governmental Authority or Law, (viii) proposing, negotiating, committing to and effecting limitations, conditions or actions that after the Closing would limit a Party’s or its Affiliates freedom of action with respect to, or its ability to hold or operate, one or more of the businesses, product lines, assets, Licenses, other licenses issued by the FCC or other Governmental Authority or operations of such Party or any of its respective Affiliates or (ix) agreeing to do any of the foregoing in each as may be required to obtain any Consent, resolve any objections or avoid or eliminate any impediments to the Closing. Unless otherwise agreed to by the Parties, the effectiveness of any Remedial Action shall be conditioned upon the Closing. Nothing in this Agreement shall require Seller or any of its Affiliates to take or agree to take any action of the type described in the definition of Remedial Action with respect to any of its businesses or assets other than the Licenses, nor shall Purchaser commit or propose or negotiate to commit any of Seller or its Affiliates to take or agree to take any such actions.

(b)    In addition to and separate from Section 5.2(a), if, in connection with obtaining the Required Regulatory Approvals and/or the T-Mobile Regulatory Approvals, an applicable Governmental Authority, after negotiations with respect to the Required Regulatory Approvals that are led by Purchaser pursuant to Section 5.2(e), requires the sale, disposition, or holding separate of Licenses comprising, in the aggregate, more than fifteen percent (15%) of the Total MHz-Pops (such amount, the “Regulatory Excluded Licenses Threshold”) but not in excess of the threshold set forth on Section 5.2(b) of the Seller Disclosure Schedule, then Sellers and USCC shall exclude Licenses (collectively, the “Regulatory Excluded Licenses”) from the Licenses to be acquired under this Agreement necessary such that that Licenses comprising an allocated percentage of the Total MHz-Pops no greater than the Regulatory Excluded Licenses Threshold are so required to be sold, disposed of or held separate by Purchaser. Sellers and USCC shall provide Purchaser written notice of which Licenses shall be Regulatory Excluded Licenses; provided that Sellers and USCC shall only be required and permitted to exclude Licenses to the extent a Governmental Authority has required such Licenses to be sold, disposed of or held separate. The Total Purchase Price to be paid at Closing shall be reduced by the purchase price allocable under this Agreement to each Regulatory Excluded License as set forth on Schedule I, Appendix C. To the extent requested by USCC, Purchaser shall enter into a short-term spectrum manager lease with the applicable Seller with respect to each Regulatory Excluded License that is a cellular (850 MHz) spectrum license (the “Post-Closing Lease Obligation”), which lease agreement shall be substantially in the form attached as Exhibit E hereto with such changes as necessary to (i) reflect Purchaser’s obligation to use commercially reasonable efforts to operate such facilities as necessary to provide coverage to the areas within Seller’s CGSA for such License that overlap with Purchaser’s CGSA for its existing cellular licenses (provided that nothing in this clause (i) shall require Purchaser to invest in or install any new equipment, upgrade any existing equipment in any such facilities, or construct any new facilities), (ii) require that Purchaser shall not “discontinue service” under any such Regulatory Excluded License for a period of one-hundred and eighty (180) days or more (where “discontinue service” for purposes of this Section means not providing service to at least one subscriber that is not affiliated with, controlled by, or related to Purchaser), and (iii) reflect that the lease will occur following consummation of the Transaction; provided that (A) each such lease shall have no lease fee associated with the lease of the spectrum, (B) the term of each such lease shall commence at the Closing and shall not exceed one year, calculated as if such term began on the date that the spectrum subject to such license was first leased to Purchaser or its Affiliates pursuant to Section 5.1(d) or Section 5.9, and (C) Purchaser shall not be required to enter into any such lease if Purchaser does not, as of the Closing, operate cellular networks in the stated geographic or population coverage for such License. Notwithstanding the foregoing, the Parties acknowledge and agree that neither Purchaser nor any of its Affiliates has any obligation to ensure that any Regulatory Excluded License will meet the requirements to be eligible for the applicable safe harbor as specified in 47 C.F.R. § 1.949(e).

(c)    Subject to Section 5.13, Sellers and Purchaser shall, by no later than April 1, 2025 (the “Filing Deadline”), unless otherwise agreed between the Parties, prepare and file with the FCC one or more assignment applications on FCC Form 603 that seeks FCC consent for the assignment of the Licenses from the respective Seller to Purchaser (each an “FCC Assignment Application”). Subject to Section 5.13, if either Party fails to input its part of the FCC Form 603 on the FCC’s Universal Licensing System, or to certify or (in the case of Sellers) file the same, or to take any other actions necessary to effect the filing of the FCC Assignment Application(s) by the Filing Deadline, and the other Party has timely and correctly input its part of FCC Form 603, provided its certification and taken any other actions necessary to file the FCC Assignment Application(s) by the Filing Deadline (or been prepared to do the same), then the failing Party shall be in material breach of this Agreement. Such breach shall entitle the non-breaching Party to pursue all remedies at law or in equity (including but not limited to specific performance) immediately and without any notice or cure period. Subject to Section 5.2(a), the Parties shall cooperate and use their respective reasonable best efforts to prosecute the FCC Assignment Application(s) to a favorable conclusion and shall each bear their own costs for such preparation, filing and prosecution.

(d)    Sellers and Purchaser shall, by no later than the Filing Deadline, prepare and file with the FTC and the DOJ the notifications required pursuant to the HSR Act with respect to the Transaction, including any documents required to be filed in connection therewith. The HSR notification (and any subsequent HSR notification) shall specifically request early termination of the waiting period prescribed by the HSR Act. The Parties shall cooperate in the diligent submission of any supplemental information requested by the FTC or the DOJ with respect to any HSR notification. If Closing has not occurred, or is not reasonably expected to occur, prior to the HSR Expiration Date with respect to the most recent HSR notification, then Sellers and Purchaser shall reasonably cooperate to prepare and file a new HSR notification no later than the earliest to occur of: (i) the date that is sixty (60) days prior to the expiration of the Term (as may be extended pursuant to the T-Mobile Lease Extension) of the T-Mobile Short-Term Spectrum Manager Lease Agreement with respect to the Licenses hereunder; (ii) the date that is six (6) months prior to the Termination Date (as extended in accordance with Section 7.1(b)); or (iii) an earlier date that is thirty (30) days following the Sellers’ delivery of a written notice to Purchaser requesting submission of a new HSR notification. To the extent any HSR notifications other than the initial HSR notification are required (except if such HSR notification is required as a result of a breach by Purchaser of its obligations under this Agreement), USCC shall (x) pay the filing fee required in connection with such HSR notifications and (y) reimburse Purchaser for its reasonable and documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such HSR notifications, up to the maximum amount of one million dollars ($1,000,000) per HSR notification.

(e)    Subject to Section 5.2(a), each Party shall, and shall cause its Affiliates to, cooperate with the other Party in connection with the making of all filings and the obtaining of all approvals referred to in this Section 5.2, including by, subject to applicable Law, (i) providing copies of all such filings to the non-filing Party, (ii) furnishing all information required for all such filings referred to in this Section 5.2, (iii) promptly keeping the other Party informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Authority relating to the approval of the Transaction and of any material communication received or given in connection with any proceeding by a private party relating to the approval of the Transaction by any Governmental Authority, and (iv) permitting the other Party to review any material communication delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Authority relating to the Transaction or in connection with any proceeding by a private party relating to the approval of the Transaction by any Governmental Authority. To the extent practicable under the circumstances, neither Party shall participate in any meeting or discussion expected to address substantive matters related to the Transaction, either in person or by teleconference, with any Governmental Authority in connection with the proposed Transaction unless, to the extent not prohibited by such Governmental Authority, it gives the other Party the opportunity to attend and observe. The Parties shall advise each other promptly in respect of any understandings, undertakings or agreements (oral or written) that either of them proposes to make or enter into with the FTC, the DOJ or any other Governmental Authority in connection with the Transaction. To the extent that confidential information of either Party is required to be filed with any Governmental Authority, the Party submitting such information shall, prior to such disclosure, (A) notify the Party whose confidential information is to be disclosed, and (B) together with the Party whose information is to be disclosed, seek and use reasonable best efforts to secure confidential treatment of such information pursuant to the applicable protective order or other confidentiality procedures of such Governmental Authority. None of Sellers or any of their respective Affiliates shall make any offer, acceptance or counteroffer to, or otherwise engage in negotiations with, any Governmental Authority with respect to, or take any steps in furtherance of, any Remedial Action except as specifically agreed to with Purchaser, and Purchaser shall be entitled to control all aspects of any negotiations with any Governmental Authority in connection with the Transaction, including with respect to any Remedial Action and, to the extent a Governmental Authority requires that any Licenses are to be sold, disposed of or held separate, controlling all aspects of any negotiations with respect to which Licenses are required to be so sold, disposed of or held separate (including for the avoidance of doubt, any Licenses that would be Regulatory Excluded Licenses pursuant to Section 5.2(b)); provided that, subject to the limitations set forth in Section 5.2(a) and without obligation to agree to any Burdensome Condition, Purchaser shall use its reasonable best efforts to minimize the extent of any Regulatory Excluded Licenses required to be sold, disposed of or held separate (provided that, without limiting Sellers rights to specific performance in accordance with Section 8.7, in no event shall Purchaser be liable for monetary damages in connection with any breach of such obligation), provided, further, that Sellers and USCC will have the right, in accordance with Section 5.2(b), to determine which Licenses, if any, that are required by a Governmental Authority to be so sold, disposed of or held separate will constitute Regulatory Excluded Licenses. Purchaser shall consult with Sellers reasonably and in good faith with respect to such negotiations with any Governmental Authority.

(f)    Notwithstanding anything to the contrary in this Section 5.2, each Party (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.2 as “outside counsel only”, and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; (ii) redact documents and information as reasonably necessary to comply with contractual obligations, avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any matters related to any information of the nature contemplated by the foregoing clauses (i) and (ii); provided that each Party (and each of their respective Affiliates) shall use commercially reasonable efforts to provide such materials, documents and information in a manner that does not violate the foregoing clauses (i) through (iii).

Section 5.3.    T-Mobile Purchase Agreement

Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser, any Seller or USCC have any obligation pursuant to this Agreement to take or not take any action (except, in the case of Purchaser, agreeing, to the extent otherwise required pursuant to Section 5.2(a), to a Remedial Action that is conditioned upon the Closing and that does not result in a Burdensome Condition) in relation to the transactions contemplated by the T-Mobile Purchase Agreement, including taking or not taking any action in relation to the seeking of any approval of any Governmental Authority required in connection therewith. Notwithstanding anything contained in this Agreement, none of Purchaser, USCC or any Seller makes any representation or warranty (i) regarding the likelihood that the FCC will Consent to the transfer of the Licenses or (ii) that the transactions contemplated by the T-Mobile Purchase Agreement will not materially and adversely impact the Required Regulatory Approvals, cause the Required Regulatory Approvals to be delayed, cause additional steps in the FCC’s processing of the FCC Assignment Applications, or result in failure of the FCC to Consent to the transfer of the Licenses. None of Purchaser, any Seller or USCC shall have any liability to each other as a result of the failure to consummate the transactions contemplated by the T-Mobile Purchase Agreement.

Section 5.4.    Confidentiality

(a)    Except for information (i) required to be disclosed in any FCC application, (ii) required to be disclosed in any filing with the SEC (and the Parties acknowledge that the terms of this Agreement may be required to be filed publicly on Form 8-K) or any other Governmental Authority, (iii) disclosed in a press release agreed to in writing by each Party or (iv) requested by the FCC or any other Governmental Authority of competent jurisdiction, subject, in the case of clauses (ii) and (iii) above, to Section 9.11, no Party will disclose the terms of this Agreement to any other person or entity, other than to each such Party’s Affiliates, officers, directors, attorneys, accountants and employees involved in the Transaction, after making them aware of the confidentiality obligations in this Agreement. To the extent confidential material is required to be submitted to any Governmental Authority, the Parties shall request that such Governmental Authority keep such material confidential. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to any third party at any time if: (A) required to do so by Law (but only to the extent so required); or (B) the other Party consents in writing to such disclosure. In addition, either Party may disclose any information contained in the FCC Assignment Application, other than information for which confidential treatment has been requested, once such FCC Assignment Application has been filed with the FCC. The Parties will implement reasonable best measures to ensure that competitive or sensitive information relating to the separate business operations of one Party are not inadvertently disclosed to the other Party. In the event, however, such information is inadvertently received by either Sellers or Purchaser with respect to the other, the receiving Party will take reasonable best efforts and appropriate steps to prohibit the disclosure or use of any such information that may have been inadvertently obtained as a result of the provision of services under this Agreement to any employee or agent of the receiving Party or an Affiliate thereof involved in any manner with the separate business operations of the receiving Party, or any third party. Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates may disclose the terms of this Agreement and other related information to the extent required by the T-Mobile Agreements; provided that, to the extent such information is required to be so disclosed to any Governmental Authority, Seller and its Affiliates shall, to the extent permitted by Law, give Purchaser prompt written notice thereof and shall request that such Governmental Authority keep such material confidential.

(b)    For three years from and after the Closing, each Seller shall, and shall cause their Affiliates to, maintain in confidence any information related to the Licenses contained in the Transferred Records; provided, however, that the foregoing shall not apply to the extent that any such information (i) is or becomes generally available to the public, other than as a result of disclosure by any Seller or its Affiliates in breach of any of their obligations hereunder, (ii) is required or requested by applicable Law or a Governmental Authority or by the rules of any national stock exchange with respect to a Party’s publicly traded securities to be publicly disclosed or disclosed on a non-confidential basis, (iii) is reasonably necessary to be disclosed on a non-confidential basis in connection with any Action or (iv) is required to be disclosed on a non-confidential basis in order to obtain legal advice in relation to or to enforce the terms of this Agreement.

Section 5.5.    No Financing Contingency

(a)    Purchaser shall have sufficient funds available to it at the Closing to satisfy the payment of the Total Purchase Price in full. In the event that Purchaser would need to arrange or obtain any financing in order to have sufficient funds available to it at the Closing to satisfy the payment of the Total Purchase Price in full (the “Financing”), Purchaser shall use, and shall cause its Affiliates to use, its and their best efforts to ensure that the Financing is available at Closing. Purchaser shall keep Sellers informed in reasonable detail of the status of its efforts to arrange any Financing.

(b)    Purchaser understands and acknowledges that under the terms of this Agreement, Purchaser’s obligation to consummate the Transaction is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any Financing arrangements, Purchaser’s obtaining of any Financing or the availability, grant, provision, or extension of any Financing to Purchaser. For the avoidance of doubt, if any such Financing has not been obtained, Purchaser shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the satisfaction or waiver of the conditions set forth in Article 6, to consummate the Transaction.

Section 5.6.    Pre-Closing Access

During the period from the date hereof and continuing through to the Closing or the earlier termination of this Agreement in accordance with ARTICLE 7, USCC and each Seller shall (a) upon reasonable notice, give Purchaser and its representatives reasonable access, during normal business hours, to such books, records, information and materials of USCC and the Sellers to the extent exclusively related to the Licenses as such Person may from time to time reasonably request and (b) upon Purchaser’s request, keep Purchaser reasonably informed with respect to any facts, circumstances or developments that could reasonably be expected to prevent, preclude or materially delay the Closing or that are reasonably necessary in connection with the coordination of the Closing or the entry into or administration of any short-term spectrum manager lease; provided, however, that the foregoing (i) shall be conducted in a manner that does not unreasonably interfere with the normal conduct of the businesses or operations of USCC or any Seller, (ii) shall, in the case of in-person access to the facilities of any Seller, USCC or their respective Affiliates, be subject to supervision and reasonable restrictions imposed by such Seller, USCC or their respective Affiliates and (iii) shall be conducted in accordance with any applicable Law (including any applicable Law relating to antitrust, competition, employment or data privacy matters) or Order. Notwithstanding anything to the contrary in this Section 5.6, USCC and Sellers may, as each reasonably deems necessary or advisable: (A) designate any competitively sensitive material provided to the others under this Section 5.6 as “outside counsel only”, and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials; and (B) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; provided that each USCC and each Seller shall use commercially reasonable efforts to provide such materials, documents and information in a manner that does not violate the foregoing clauses (A) and (B).

Section 5.7.    [Intentionally Omitted]

Section 5.8.    [Intentionally Omitted]

Section 5.9.    Pre-Closing Spectrum Manager Lease

Provided that the T-Mobile Closing occurs, in the event that the T-Mobile Short-Term Spectrum Manager Lease Agreement terminates or expires with respect to any License prior to the Closing under this Agreement, Purchaser (i) shall, if it exercises its right pursuant to the second sentence in Section 5.1(d) to require Seller to terminate the T-Mobile Short-Term Spectrum Manager Lease Agreement with respect to a License, or (ii) in all other cases not contemplated by clause (i) of this Section 5.9, shall be entitled to, at any time following such termination or expiration, in its sole discretion, enter into a short-term spectrum manager lease with the applicable Seller with respect to each such License, pursuant to which Purchaser shall (a) construct and operate facilities necessary to comply with all buildout requirements under applicable FCC Rules (including, for avoidance of doubt, compliance with and eligibility for the License Renewal Safe Harbor), and (b) not permanently discontinue service (as defined by FCC Rules). Each such short-term spectrum manager lease shall have no lease fee associated with the lease of the spectrum and the term thereof shall extend for up to one year. In the event Purchaser operates on spectrum under the Licenses pursuant to any such short-term spectrum manager lease contemplated by this Section 5.9, the representations and warranties made by the Sellers herein will be deemed to be subject to any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease. Any short-term spectrum manager lease to be entered into pursuant to this Section 5.9 shall be entered into no later than four (4) months after termination or expiration of the T-Mobile Short-Term Spectrum Manager Lease Agreement with respect to the applicable License and will be in the form attached as Exhibit E hereto.

Section 5.10.    Assumption of Liabilities

Purchaser will assume (i) all Liabilities relating to the Leases or the ownership, operation and/or use of the Licenses (other than Regulatory Excluded Licenses) that are transferred to Purchaser or one of its Affiliates, in each case to the extent pertaining to actions or events occurring, or circumstances arising, after the Closing or, with respect to any Delayed License, the applicable Delayed License Closing Date (in each case, other than any Seller Retained Claim) and (ii) liability for any Taxes related to the Leases and the ownership, operation and/or use of the Licenses (other than Regulatory Excluded Licenses) that are transferred to Purchaser or one of its Affiliates, in each case, for all taxable periods (or portions thereof) beginning after the Closing Date or, with respect to any Delayed License, the Delayed License Closing Date (in each case, determined in accordance with Section 5.14(c)). Sellers will retain all Liabilities relating to (a) the Leases and the ownership, operation and/or use of the Licenses that are transferred to Purchaser or one of its Affiliates, in each case to the extent pertaining to actions or events occurring, or circumstances arising, prior to and through the Closing or, in the case of a Delayed License, the applicable Delayed License Closing Date (in each case, including all Seller Retained Claims) and (b) the Regulatory Excluded Licenses; provided, however, in the event Purchaser operates on spectrum under the Licenses pursuant to any such short-term spectrum manager lease contemplated by Section 5.9, Seller will not retain any liabilities relating to any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease. Notwithstanding the foregoing, and for the avoidance of doubt, in no event shall Purchaser assume any Seller Taxes.

Section 5.11.    Specified Actions

Prior to the Closing, and to the extent applicable during the period from the Closing until the date that is eighteen (18) months following the Closing Date, USCC will use reasonable best efforts to take the actions set forth on Section 5.11 of the Seller Disclosure Schedule.

Section 5.12.    USCC Stockholder Written Consent; Information Statement

(a)    USCC Stockholder Written Consent. Immediately after the execution and delivery of this Agreement and in lieu of calling a meeting of USCC’s stockholders, USCC shall submit the form of USCC Stockholder Written Consent in the form attached as Exhibit C hereto to Telephone and Data Systems, Inc. If the USCC Stockholder Written Consent is duly executed by Telephone and Data Systems, Inc. and is delivered to USCC in accordance with Section 228 of the Delaware General Corporation Law (“Section 228”) and USCC’s certificate of incorporation and by-laws then, immediately thereafter, USCC shall deliver to Purchaser a copy of the duly executed USCC Stockholder Written Consent.

(b)    Information Statement.

(i)    As promptly as reasonably practicable following the date hereof, USCC shall prepare, and USCC shall file with the SEC, an information statement with respect to the Transactions (the “Information Statement”). The Information Statement shall contain the notice of action by written consent required by Section 228(e) of the Delaware General Corporation Law. USCC shall use its reasonable best efforts to cause the Information Statement to comply as to form in all material respects with the requirements of the Exchange Act and Section 228. Purchaser shall furnish to USCC all reasonably available information concerning Purchaser and its Affiliates that is required to be included in the Information Statement and shall promptly provide such other reasonable assistance in connection with the preparation of the Information Statement as may be reasonably requested by USCC from time to time.
(ii)    USCC shall promptly notify Purchaser upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement, and USCC shall promptly provide Purchaser with copies of all correspondence with the SEC and its staff relating to the Information Statement or the Transactions. USCC shall use its reasonable best efforts to respond (after consultation with Purchaser, as provided by this Section 5.12(b)) as promptly as reasonably practicable to any comments of the SEC with respect to the Information Statement, including filing any amendments or supplements to the Information Statement as may be required. Notwithstanding anything to the contrary set forth above, prior to filing or mailing the Information Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, USCC shall provide Purchaser with a reasonable opportunity to review and comment on such documents or responses and USCC shall consider such comments in good faith. USCC shall file the definitive Information Statement with the SEC and cause the Information Statement to be mailed to USCC’s stockholders as of the record date established for the USCC Stockholder Written Consent as promptly as reasonably practicable after the date on which the SEC confirms that it has no further comments on the Information Statement (the “SEC Clearance Date”); provided that if the SEC has failed to affirmatively notify USCC within ten (10) days after the initial filing of the Information Statement with the SEC that it will or will not be reviewing the Information Statement, then such date shall be the “SEC Clearance Date”.

Section 5.13.    Managed Partnerships

In the case of any Sellers that are Specified Managed Partnerships, USCC will use its reasonable best efforts to cause such entities to execute a joinder to this Agreement in substantially the form attached as Exhibit D hereto (an “SMP Joinder”) not later than the Filing Deadline. In the event that any such entities do not so execute an SMP Joinder by such time, (a) such entities shall not be Sellers under this Agreement, any Licenses set forth opposite their names on Schedule I shall be removed from Schedule I, and the Total Purchase Price to be paid at Closing shall be reduced by the amount identified on Schedule III as such Seller’s Total Pro Rata Portion of the Total Purchase Price and (b) notwithstanding clause (a) above, from and after the Filing Deadline until the date that is eighteen (18) months following the Closing Date, USCC shall continue to use its reasonable best efforts to cause such entities to transfer the Licenses set forth opposite their names on Schedule I, Appendix A on terms and conditions substantially consistent with those set forth in this Agreement (including with respect to the purchase price be to paid in respect of such Licenses as set forth on Schedule I, Appendix C). In no event shall USCC be required to expend money, commence or participate in any litigation, offer or grant any concession or accommodation or undertake any liability (in each case financial or otherwise) in connection with causing any Seller that is a Specified Managed Partnership to execute an SMP Joinder or to transfer any License in accordance with clause (b) above. The Parties shall abide by the covenants set forth herein with respect to any Licenses which are not transferred at the Closing in accordance with this Section 5.13 as though the Closing had not occurred from the Closing Date until the earlier of the transfer of such Licenses to Purchaser in accordance with this Section 5.13 or the date that is eighteen (18) months following the Closing Date.

Section 5.14.    Tax Matters

(a)    Purchaser and each Seller shall cooperate in preparing, executing and filing use, sales, transfer and similar Tax Returns relating to the purchase and sale of the Licenses. Such Tax Returns shall be prepared in a manner that is consistent with the determination of the fair market values allocated to the Licenses as set forth in Schedule 1, Appendix C, as finally adjusted in accordance with, and subject to, Section 2.5 of this Agreement (the “Tax Allocation”). Purchaser and each Seller agree that neither of them nor any of their Affiliates shall file any income Tax Return in a manner that is inconsistent with the allocation of the Total Purchase Price amongst the Licenses as determined by the Tax Allocation. In the event that any taxing authority disputes the allocation of the Total Purchase Price amongst the Licenses as determined by the Tax Allocation, the Party receiving notice of such dispute shall promptly notify the other Parties hereto of such dispute, and Purchaser and Sellers shall cooperate in good faith in responding to such dispute in order to preserve and sustain the allocation of the Total Purchase Price as determined by the Tax Allocation.

(b)    All applicable sales, transfer, documentary, stamp, recording and similar Taxes incurred in connection with the purchase and sale of the Licenses (“Transfer Taxes”) shall be paid 50% by the applicable Seller and 50% by Purchaser.

(c)    For purposes of Sections 2.2, 5.10, 8.2(d) and 8.2(e), with respect to a taxable period that begins on or prior to, and ends after, the Closing Date (or, with respect to any Delayed License, the applicable Delayed License Closing Date) (the “Straddle Period”), the Parties shall, to the extent applicable, apportion the following amounts of Taxes to the pre-Closing portion of the Straddle Period: (A) in the case of Taxes that are imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis (such as real property taxes), the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date (as of the end of the Closing Date) (or, with respect to any Delayed License, the applicable Delayed License Closing Date (as of the end of the applicable Delayed License Closing Date)) and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (B) in the case of Taxes not described in (A), the amount that would be payable if the taxable year or period ended on the Closing Date (as of the end of the Closing Date) (or, with respect to any Delayed License, the applicable Delayed License Closing Date (as of the end of the applicable Delayed License Closing Date)) based on an interim closing of the books. For purposes of clause (B) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date (or, with respect to any Delayed License, the applicable Delayed License Closing Date) on a pro rata basis, determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date (or, with respect to any Delayed License, the applicable Delayed License Closing Date) and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 5.15.    Post-Closing Compliance with Leases

Following Closing, Purchaser agrees that it will comply with all of its obligations under the Leases.

Section 5.16.    Further Assurances

Each Party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement; provided that the foregoing shall not expand any obligation with respect to any matter otherwise addressed by this Agreement, nor shall it require any Party to waive any term of this Agreement.

Section 5.17.    Removal of Conditions

Sellers shall file a request with the FCC by the Filing Deadline to remove the conditions imposed by the FCC on the Licenses that are set forth on Section 5.17 of the Seller Disclosure Schedule and shall pay any amounts described on Section 5.17 of the Seller Disclosure Schedule that are necessary to effect such removal.

Section 5.18.    Renewal of Certain Licenses

Sellers shall file with the FCC a license renewal application for each of the Licenses set forth on Schedule VI (the “Renewal Licenses”) within the filing window for license renewals that commences ninety (90) days prior to the applicable renewal date for each Renewal License (but, in any event, at least forty-five (45) days prior to the applicable renewal date), taking into account the pending FCC Assignment Application relating to such license, any other special requirements and any need for FCC intervention to file such renewal application.

Section 5.19.    Release/Termination of Liens

Prior to the Closing, Sellers shall release or terminate (in each case, as set forth on Section 3.2 of the Seller Disclosure Schedule) the Liens set forth as items 3-6 on Section 3.2 of the Seller Disclosure Schedule.

ARTICLE 6
CONDITIONS TO CLOSING

Section 6.1.    Conditions to the Obligations of Seller

Sellers’ obligation to consummate the Transaction are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)    No Governmental Authority of competent jurisdiction shall have issued any Order or taken any action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been enacted or promulgated or be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(b)    All Required Regulatory Approvals shall have been received and the Final Order approving the FCC Assignment Application for the assignment of the Licenses to Purchaser (or its assignee) shall be in full force and effect.

(c)    The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (without giving effect to any qualifications or exceptions contained therein regarding materiality or similar qualifications or exceptions) as of the date of this Agreement and as of the Closing as if made as of the Closing Date without giving effect to any updated information disclosed by Purchaser to Sellers pursuant to Section 5.1(c) (except that any such representations and warranties that are made as of a specific date need be so true and correct in all material respects only as of such date).

(d)    The covenants and agreements of Purchaser to be performed on or prior to the Closing under this Agreement shall have been duly performed in all material respects.

(e)    Purchaser shall have delivered to each Seller an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the Licenses to Purchaser, free and clear of all Liens, but subject to each of the Leases then in effect (which will be assigned, in full or in part, to Purchaser, to the extent relating to the Licenses).

(f)    The USCC Stockholder Written Consent approving the Transaction shall have been delivered.

(g)    The T-Mobile Closing shall have occurred.

(h)    Purchaser shall have delivered the Total Purchase Price by wire transfer of immediately available funds pursuant to Sellers’ instructions.

(i)    Sellers shall have received a certificate from Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 6.1(c) and Section 6.1(d) have been fulfilled.

Section 6.2.    Conditions to the Obligations of Purchaser

Purchaser’s obligation to consummate the Transaction is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)    No Governmental Authority of competent jurisdiction shall have issued any Order or taken any action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been enacted or promulgated or be in effect that makes consummation of the Transactions illegal or otherwise prohibited.

(b)    All Required Regulatory Approvals shall have been received and the Final Order approving the FCC Assignment Application for the assignment of the Licenses to Purchaser (or its assignee) shall be in full force and effect and, in each case, shall be free of any conditions that would result in a Burdensome Condition (taking into account any T-Mobile Adverse Impact).

(c)    The representations and warranties of Sellers contained herein shall be true and correct in all material respects (without giving effect to any qualifications or exceptions contained therein regarding materiality or similar qualifications or exceptions) as of the date of this Agreement and as of the Closing as if made as of the Closing Date without giving effect to any updated information disclosed by Sellers to Purchaser pursuant to Section 5.1(c) (except that any such representations and warranties that are made as of a specific date need be so true and correct in all material respects only as of such date).

(d)    The covenants and agreements of Sellers to be performed on or prior to the Closing under this Agreement shall have been duly performed in all material respects.

(e)    Each Seller shall have delivered to Purchaser an executed License Assignment, an executed Lease Assignment and executed Ancillary Assignment Instruments to validly assign all rights, titles and interests in, under and to the Licenses to Purchaser, free and clear of all Liens, but subject to each of the Leases then in effect (which will be assigned, in full or in part, to Purchaser, to the extent relating to the Licenses).

(f)    The USCC Stockholder Written Consent approving the Transaction shall have been delivered.

(g)    The T-Mobile Closing shall have occurred, and the T-Mobile Regulatory Approvals have not resulted in a Burdensome Condition.

(h)    The T-Mobile Short-Term Spectrum Manager Lease Agreement as with respect to all of the Licenses shall have terminated and no longer be in force or effect.

(i)    The spectrum covered by the Licenses shall be clear of all customers and operations of Sellers, their Affiliates and any third party and shall not otherwise be in use by any Seller, any of their Affiliates, or any third party, in each case, other than pursuant to the lease agreements identified in items 2-4 on Attachment 1 to Schedule II.

(j)    Purchaser shall have received a certificate from Sellers, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(c)and Section 6.2(d) have been fulfilled.

(k)    Each Seller shall have validly completed and duly executed an IRS Form W-9 and delivered such IRS Form W-9 to Purchaser.

Section 6.3.    Applicability of Closing Conditions

The Parties acknowledge and agree that (i) any and all Regulatory Excluded Licenses and any and all Delayed Licenses shall be excluded from determining the satisfaction of any condition set forth in this ARTICLE 6 and (ii) any Remedial Action with respect to any Licenses that the FCC requires as a condition to the FCC’s approval of the FCC Assignment Application for the assignment of such Licenses to Purchaser (or its assignee) shall not cause the conditions set forth in this ARTICLE 6 to fail to be satisfied if such Remedial Action does not impose a Burdensome Condition.

ARTICLE 7
TERMINATION
Section 7.1.    Termination

This Agreement may be terminated, and the Transaction abandoned, without further obligation of any Party, except as set forth herein, at any time prior to the Closing Date:

(a)    by mutual written consent of the Parties;

(b)    by either Party upon prior written notice to the other Party if the Closing shall not have occurred on or before December 31, 2026 (the “Initial Termination Date”), as extended pursuant to the immediately succeeding provisos (the “Termination Date”), provided, however that if on the Initial Termination Date or the Termination Date, as applicable, all conditions set forth in ARTICLE 6 have been satisfied or waived (other than (i) the condition set forth in Section 6.1(a) (but only to the extent such matter causing the condition set forth in Section 6.1(a) not to be satisfied is an Order or an action of a Governmental Authority of competent jurisdiction with respect to Telecom Regulatory Laws, Competition Laws or the Required Regulatory Approvals), Section 6.1(b), Section 6.2(a) (but only to the extent such matter causing the condition set forth in Section 6.2(a) not to be satisfied is an Order or an action of a Governmental Authority of competent jurisdiction with respect to Telecom Regulatory Laws, Competition Laws or the Required Regulatory Approvals), Section 6.2(b), Section 6.2(h), or Section 6.2(i) (but only to the extent the operations causing the conditions set forth in Section 6.2(i) to not be satisfied are operations under the T-Mobile Short-Term Spectrum Manager Lease Agreement) and (ii) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (ii) would be capable of being satisfied at the Closing)), then the Initial Termination Date or the Termination Date, as applicable, may be extended at either Party’s election by written notice to the other Party given no later than the Initial Termination Date or the Termination Date, as applicable, for up to two (2) additional periods of six (6) months each for a total additional period of one (1) year in the aggregate; provided, further, that if a Seller, USCC or an Affiliate thereof has effected a Permitted T-Mobile Lease Extension and, as a result thereof, the T-Mobile Short-Term Spectrum Manager Lease Agreement is still in effect as of the Termination Date with respect to any of the Licenses and all conditions set forth in ARTICLE 6 have been satisfied or waived (other than (i) the conditions set forth in Section 6.2(h) or Section 6.2(i) (but only to the extent the operations causing the conditions set forth in Section 6.2(i) to not be satisfied are operations under the T-Mobile Short-Term Spectrum Manager Lease Agreement) and (ii) those conditions that by their terms are to be satisfied at the Closing (which conditions described in this clause (ii) would be capable of being satisfied at the Closing)), then the Termination Date may be extended at either Party’s election by written notice to the other Party given no later than the Termination Date to no later than two (2) months following the expiration of the Term (for the avoidance of doubt, as amended by the Permitted T-Mobile Lease Extension); provided, further, that the right to terminate this Agreement or to extend the Initial Termination Date or the Termination Date, as applicable, under this Section 7.1(b) shall not be available to any Party whose breach of this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)    by either Party upon prior written notice to the other Party if the consummation of the Transaction shall be prohibited by Final Order or by a final, non-appealable order, decree or injunction of a Governmental Authority of competent jurisdiction or if any Law is in effect that permanently makes consummation of the Transactions illegal;

(d)    by Seller upon prior written notice to Purchaser if the T-Mobile Purchase Agreement shall have been terminated;

(e)    by Purchaser, at any time, if (x) any Remedial Action required to obtain the Required Regulatory Approvals has resulted in a Burdensome Condition, (y) the T-Mobile Closing shall have occurred and resulted in a Burdensome Condition or (z) the T-Mobile Closing shall have occurred and, together with any Remedial Actions required to obtain the Required Regulatory Approvals, has resulted in a Burdensome Condition;

(f)    by Purchaser, if Seller has not provided Purchaser with a copy of the duly executed USCC Stockholder Written Consent within eight (8) hours after the Parties’ execution and delivery of this Agreement;

(g)    by Purchaser, at any time if (i) there exists a breach of any representation or warranty of any Seller contained in this Agreement such that the condition set forth in Section 6.2(c) would not be satisfied or (ii) any Seller shall have breached any of the covenants or agreements contained in this Agreement to be performed by such Seller such that the condition set forth in Section 6.2(d) would not be satisfied, and, in the case of clauses (i) and (ii), such breach has not been cured within the earlier of (x) forty-five (45) days after notice by Purchaser to Sellers and (y) three (3) Business Days prior to the Termination Date (or is not capable of being cured by Sellers by the Termination Date); and

(h)    by Sellers, at any time if (i) there exists a breach of any representation or warranty of Purchaser contained in this Agreement such that the condition set forth in Section 6.1(c) would not be satisfied or (ii) Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be performed by Purchaser such that the condition set forth in Section 6.1(d) would not be satisfied, and, in the case of clauses (i) and (ii), such breach has not been cured within the earlier of (x) forty-five (45) days after notice by Sellers to Purchaser and (y) three (3) Business Days prior to the Termination Date (or is not capable of being cured by Purchaser by the Termination Date).

Section 7.2.    Effect of Termination

In the event of a termination of this Agreement, neither Party shall have any liability or further obligation to the other Party to this Agreement, except that (a) nothing herein will relieve either Party from liability for any willful breach by such Party of this Agreement, (b) nothing herein shall limit the rights or remedies of any Party based upon or in connection with Fraud, and (c) this Article 7 and Article 9 hereof shall survive the termination of this Agreement for any reason. Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such expenses.

ARTICLE 8
SURVIVAL AND INDEMNIFICATION

Section 8.1.    Survival

All (a) representations and warranties made by the Parties in this Agreement (other than the Fundamental Representations and the Fundamental Tax Representations) shall survive for a period of eighteen (18) months after the Closing Date, (b) Fundamental Representations and Fundamental Tax Representations shall survive until the five-year anniversary of the Closing Date, (c) covenants and agreements contained in this Agreement that by their terms contemplate performance at or prior to the Closing, other than the covenants and agreements set forth in Section 5.2 (except for the Post-Closing Lease Obligation), shall survive the Closing to and until the date that is eighteen (18) months after the Closing Date, at which date they shall terminate and be of no further force or effect, (d) covenants and agreements contained in this Agreement that by their terms contemplate performance thereof at or following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms, and (e) the covenants and agreements set forth in Section 5.2 (except for the Post-Closing Lease Obligation) shall not survive the Closing and shall terminate and be of no further force and effect effective as of the Closing regardless of whether any such claim in respect thereof shall be made prior to the Closing (the survival period applicable to such representation, warranty or covenant, as applicable, the “Survival Period”). Any claim by a Party based upon inaccuracy in or breach of any such representation or warranty or breach of covenant made pursuant to Section 8.2 or otherwise must be submitted to the other Party prior to the expiration of the applicable Survival Period, and such claim (other than as described in the foregoing clause (e) of this Section 8.1) shall survive the expiration of the applicable Survival Period until fully adjudicated. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall limit (1) the rights or remedies of any Party based upon or in connection with Fraud; or (2) any Party’s right to bring claims based on Fraud with respect to this Agreement following the Closing (in each case, which such right shall survive indefinitely or until the latest time permitted by applicable Law).

Section 8.2.    Indemnification Obligations

(a)    General Indemnification by Sellers. After the Closing, Sellers, in proportion to each Seller’s Pro Rated Share shall indemnify and hold harmless Purchaser and its Affiliates, and each of its and their respective directors, officers, employees, successors, permitted transferees, permitted assignees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) against any and all damages, losses, deficiencies, liabilities, assessments, fines, judgments, costs and other expenses (including reasonable legal fees and expenses and reasonable expenses of investigation) (“Losses”), whether such Losses relate to claims, actions or causes of action asserted by any Purchaser Indemnified Parties against Sellers or asserted by third parties (“Third Party Claims”), suffered or incurred by any Purchaser Indemnified Party as a result of, that relate to, or arise out of:

(i)    other than the Fundamental Representations and Fundamental Tax Representations, any inaccuracy in or breach of the representations and warranties made by the Sellers herein as of the Closing as if made as of the Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date) or in any certificate delivered pursuant hereto;

(ii)    any inaccuracy in or breach of any Fundamental Representations made by the Sellers herein as of the Closing as if made as of the Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date);

(iii)    any inaccuracy in or breach of any Fundamental Tax Representations made by the Sellers herein as of the Closing as if made as of the Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date); and

(iv)    any nonfulfillment or breach by the Sellers of any of the covenants or agreements made by Sellers contained in this Agreement or in the Transaction Documents. For the avoidance of doubt, the foregoing indemnity shall be available to any Purchaser Indemnified Party even if Purchaser waives the condition to Closing set forth in Section 6.2(d).

(b)    USCC Obligations. In order to induce Purchaser to enter into this Agreement, USCC hereby unconditionally and irrevocably guarantees to Purchaser and the other Purchaser Indemnified Parties the full performance by each Seller of such Seller’s Seller Indemnification Obligations, including the prompt and complete payment by each Seller when due and at all times thereafter, of all amounts payable by any Seller under Article 8 of this Agreement. USCC shall benefit from the limitations provided in Section 8.3.

(c)    General Indemnification by Purchaser. After the Closing, Purchaser shall indemnify and hold harmless Sellers and each of their Affiliates, and each of their respective directors, officers, employees, successors, permitted transferees, permitted assignees, agents and representatives (collectively, the “Seller Indemnified Parties”) against Losses, whether such Losses relate to claims, actions or causes of action asserted by any Seller Indemnified Parties against Purchaser or a Third Party Claim, suffered or incurred by any Seller Indemnified Party as a result of, that relate to, or arise out of:

(i)    other than the Fundamental Representations, any inaccuracy in or breach of the representations and warranties made by Purchaser herein as of the Closing as if made as of the Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date) or in any certificate delivered pursuant hereto;

(ii)    any inaccuracy in or breach of any Fundamental Representations made by Purchaser herein as of the Closing as if made as of the Closing (other than any such representation or warranty that is given as of a specified date, in which case as of such specified date); and

(iii)    any nonfulfillment or breach by Purchaser of any of the covenants or agreements made by Purchaser contained in this Agreement or in the Transaction Documents. For the avoidance of doubt, the foregoing indemnity shall be available to any Seller Indemnified Party even if the Sellers waive the condition to Closing set forth in Section 6.1(d).

(d)    From and after the Closing, Sellers, in proportion to their Pro Rated Share, shall indemnify and hold harmless the Purchaser Indemnified Parties against and in respect of (i) any and all Losses from Third Party Claims incurred or suffered by any such Purchaser Indemnified Party relating to the Leases or the ownership, operation and/or use of the Licenses that are transferred to Purchaser or one of its Affiliates, in each case to the extent pertaining to actions or events occurring, or circumstances arising, prior to or through the Closing or, with respect to any Delayed License, the applicable Delayed License Closing Date (in each case, including all Seller Retained Claims), (ii) any liabilities of any Seller or their Affiliates not expressly assumed by Purchaser pursuant to Section 5.10 and (iii) Seller Taxes; provided, however, in each case, in the event Purchaser operates on spectrum under the Licenses pursuant to any such short-term spectrum manager lease contemplated by Section 5.9, Seller will not indemnify Purchaser Indemnified Parties for any Losses or Liabilities resulting from any action or inaction by Purchaser that constitutes a breach of Purchaser’s obligations under such short-term spectrum manager lease.

(e)    From and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties against and in respect of (i) any and all Losses from Third Party Claims incurred or suffered by any such Seller Indemnified Party relating to the Leases or the ownership, operation and/or use of the Licenses (other than Regulatory Excluded Licenses) that are transferred to Purchaser or one of its Affiliates, in each case to the extent pertaining to actions or events occurring, or circumstances arising, after the Closing or, with respect any Delayed License, the applicable Delayed License Closing Date (in each case, other than any Seller Retained Claim) and (ii) any liabilities of Purchaser or its Affiliates expressly assumed by Purchaser pursuant to Section 5.10.

Section 8.3.    Limitations

(a)    Sellers shall not be liable for any inaccuracy in or breach of any representation and warranty pursuant to Section 8.2(a)(i) unless the aggregate amount of all Losses of the Purchaser Indemnified Parties for all such inaccuracies or breaches exceeds a quarter of a percent (0.25%) of the Total Purchase Price actually received by the Sellers (the “Deductible”), in which case Sellers, in proportion to their Pro Rated Share, shall only be liable to the Purchaser Indemnified Parties for Losses in excess of the Deductible. Except in the case of Fraud, in no event shall Sellers’ aggregate liability under Section 8.2(a)(i) exceed five percent (5%) of the Total Purchase Price actually received by the Sellers.

(b)    Purchaser shall not be liable for any inaccuracy in or breach of any representation and warranty pursuant to Section 8.2(c)(i) unless the aggregate amount of all Losses of the Seller Indemnified Parties for all such inaccuracies or breaches exceeds the amount of the Deductible, in which case Purchaser shall only be liable to the Seller Indemnified Parties for Losses in excess of the Deductible. Except in the case of Fraud, in no event shall Purchaser’s aggregate liability under Section 8.2(c)(i) exceed five percent (5%) of the Total Purchase Price actually received by the Sellers.

(c)    The maximum aggregate amount of all Losses for which the Sellers and USCC shall be liable for under Section 8.2(a) shall not exceed one hundred percent (100%) of the Total Purchase Price actually received by the Sellers. Each Seller’s maximum aggregate liability for all Losses under Section 8.2(a) shall not exceed such Seller’s Total Pro Rata Portion of the Total Purchase Price. The aggregate amount of all Losses for which Purchaser shall be liable for under Section 8.2(c) shall not exceed one hundred percent (100%) of the Total Purchase Price actually received by the Sellers. Notwithstanding any of the foregoing, any limitation of liability in this Section 8.3(c) shall not apply in the case of Fraud.

(d)    Notwithstanding any other provisions of this Agreement, in no event shall any Party be liable for any Losses that are consequential, special, exemplary or punitive, or otherwise not constituting actual direct Losses, regardless of the theory of recovery, provided, that this Section 8.3(d) shall not apply to (i) any intentional or willful misrepresentations or any breaches of covenants or agreements by any Party or (ii) any damages that are payable to third parties pursuant to a final, non-appealable order. Subject to the limitations provided in this Section 8.3, in computing the dollar amount of any claim resulting from any inaccuracy in or breach of the representations and warranties herein, as opposed to whether a breach has occurred, all materiality and “material adverse effect” qualifications shall be disregarded.

Section 8.4.    Indemnification Procedures

(a)    In the event that any claim or demand is made by a party entitled to indemnification under Article 8 (an “Indemnified Party”), such Indemnified Party shall give notice of such claim or demand as promptly as reasonably practicable to the party from whom indemnification is sought (“Indemnifying Party”), which notice(s) shall specify the nature of such claim or demand in reasonable detail and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”) and shall attach to such Claim Notice copies of any applicable summonses, complaints, pleadings, written claims, demands, notices, correspondence or other documents evidencing or supporting such claim. The Indemnifying Party shall have twenty (20) Business Days from the receipt of the Claim Notice in accordance with Section 9.2 (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

(b)    If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be settled or prosecuted by the Indemnifying Party as promptly as reasonably practicable to a final conclusion; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Party or enter into any settlement or compromise that (i) does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation, or (ii) includes terms and conditions that, in the reasonable judgment of the Indemnified Party, impose any burden, restraint, cost, liability, duty or other obligation on the Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records, documents, information, data and other materials which may be reasonably required in the defense of such Third Party Claim, and shall otherwise cooperate with and assist the Indemnifying Party in its defense of the claim. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. In no event shall the Indemnifying Party be liable for the expenses of more than one separate law firm (excluding local counsel) for all Indemnified Parties with respect to any claim or demand or series of related claims or demands hereunder.

(c)    Any claim or demand for which an Indemnified Party seeks indemnification under this Article 8 may be settled by the Indemnified Party only with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The amount of any settlement so approved shall be conclusively deemed to be a liability of the Indemnifying Party hereunder if it is determined that the Indemnifying Party has liability for such claim or demand.

(d)    In the event an Indemnified Party has a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall, as promptly as reasonably practicable, send a Claim Notice with respect to such claim to the Indemnifying Party.

(e)    The failure of the Indemnified Party to give the Indemnifying Party a Claim Notice in accordance with the requirements of this Article 8 shall not relieve the Indemnifying Party from any liability in respect of such claim, demand or action under this Article 8, except to the extent of any prejudice or damages to the Indemnifying Party as a result thereof.

Section 8.5.    Treatment of Payments

Any payment made pursuant to the indemnification obligations arising under Section 8.2 shall be treated as an adjustment to the Total Purchase Price to the extent permitted under applicable Law.

Section 8.6.    Exclusive Remedy

Following the Closing, the Parties acknowledge and agree that the indemnification rights of the Parties and their Affiliates under this Article 8 are their exclusive remedy with respect to any and all claims arising out of or in relation to this Agreement and the Transaction Documents, provided, that the foregoing shall not limit any Party’s rights to specific performance or injunctive relief or any Party’s rights or remedies based on Fraud.

Section 8.7.    Specific Performance

(a)    The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a Party to cause the other Parties to consummate the Transaction), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such order.

(b)    To the extent any Party brings an action to specifically enforce the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the fifth (5th) business day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

(c)    Each of the Parties agrees that nothing set forth in this Agreement shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 8.7 prior, or as a condition, to exercising any termination right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any action seeking remedies pursuant to this Section 8.7 or anything set forth in this Section 8.7 restrict or limit a Party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

ARTICLE 9
MISCELLANEOUS

Section 9.1.    Assignment

(a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights of either Party under this Agreement shall not be assignable by such Party prior to the Closing without the written consent of the other Party, except as otherwise provided in this Section 9.1.

(b)    Seller may assign any of its rights and obligations hereunder to an Affiliate of Seller; provided, that Seller shall remain responsible for compliance with its obligations under this Agreement unless Purchaser consents in writing to the assignment. Purchaser may (i) assign its rights hereunder to receive the Licenses to any Affiliate of Purchaser, and (ii) assign its obligations hereunder to pay the Total Purchase Price to any Affiliate of Purchaser; provided, that (x) the assignment will not prevent or delay the FCC’s approval of the Transaction, (y) such assignee of Purchaser shall assume all of Purchaser’s obligations under this Agreement, and (z) Purchaser shall remain responsible for compliance with its obligations under this Agreement, unless Seller consents in writing to the assignment.

Section 9.2.    Notices

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier (provided, that communications sent by overnight courier are concurrently sent by electronic mail), or if sent by electronic mail (provided, that communications sent by electronic mail are concurrently sent by overnight courier) to the following addresses:

If to Purchaser:

Verizon Communications Inc.
1 Verizon Way
Basking Ridge, NJ 07920
Attention: Tom Lee; Philip Junker; Michael Rosenblat; Sanil Padiyedathu
E-Mail: tom.lee@verizon.com; philip.junker@verizonwireless.com; michael.rosenblat@verizon.com;
sanil.padiyedathu@verizon.com

With a copy (which will not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention: Jonathan E. Levitsky
Email: jelevitsky@debevoise.com

If to Seller(s) or USCC:
United States Cellular Corporation
8410 West Bryn Mawr Avenue
Chicago, IL 60631
Attention: Austin Summerford, Adriana Rios Welton
Email: Austin.Summerford@uscellular.com; Adriana.Welton@uscellular.com

With a copy (which will not constitute notice):

Wilkinson Barker Knauer, LLP
1800 M St., NW; Suite 800N
Washington, DC 20036
Attention: Christine Crowe, Amy Fliam
Email: ccrowe@wbklaw.com; afliam@wbklaw.com

With a copy (which shall not constitute notice) to each of:

Telephone and Data Systems, Inc.
30 North LaSalle Street
Suite 4000
Chicago, IL 60602
Attention: Joseph Hanley
Email: joseph.hanley@tdsinc.com

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: John P. Kelsh; Scott R. Williams; Christopher R. Hale
Email: jkelsh@sidley.com; swilliams@sidley.com; chale@sidley.com

With a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: G.J. Ligelis Jr.

Copies of all notices or other communications (which shall not constitute notice hereunder) shall be sent simultaneously to counsel designated by the Parties by written notice.

Section 9.3.    Applicable Law

All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto and any claim or legal proceeding relating to or arising out of the Transaction shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.4.    Submission to Jurisdiction

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of or otherwise relating to, this Agreement or the Transaction may be brought against either of the Parties only in the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, any federal court located in the District of Delaware, or if the federal court does not have subject matter jurisdiction, any court of the State of Delaware), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

Section 9.5.    Waiver of Jury Trial

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTION, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.6.    Entire Agreement; Amendments and Waivers

This Agreement, including its Schedules and Exhibits, which are specifically incorporated herein, and the Confidentiality Agreement (which shall remain in full force and effect following the Closing in accordance with its terms) sets forth the entire understanding of the Parties hereto with respect to the Transaction and supersedes any and all previous agreements and understandings, oral or written, between or among the Parties regarding the Transaction. This Agreement shall not be amended, modified or supplemented except by written instrument duly executed by both Parties. No failure by either Party to exercise, and no delay by either Party in exercising, any right or remedy under this Agreement will constitute a waiver of such right, remedy or any other right or remedy under this Agreement. Any waiver by either Party of any right or remedy under this Agreement will be limited to the specific instance and will not constitute a waiver of such right or remedy in the future or of any other right or remedy hereunder.

Section 9.7.    Counterparts

This Agreement may be executed in one or more counterparts which may be delivered by facsimile or electronic mail, each of which will be considered an original instrument, but all of which will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by each Party hereto and delivered to the other Party hereto.

Section 9.8.    Invalidity

Should any court or agency determine that this Agreement or any provision of this Agreement is invalid, or if the FCC amends its rules or adopts policies that materially affect this Agreement, the Parties agree to use their reasonable best efforts to negotiate modifications to this Agreement such that this Agreement is valid and effectuates the intent of the Parties.

Section 9.9.    Rules of Construction

In this Agreement (including the annexes, exhibits and schedules to this Agreement): (a)  words denoting the singular include the plural and vice versa, and words denoting any gender include all genders; (b) “including” means “including without limitation;” (c)  the word “or” shall not be exclusive; (d) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day that is a Business Day; (e) all dollar amounts are expressed in U.S. dollars, and all amounts payable hereunder shall be paid in U.S. dollars; (f) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the Party that is to receive such money; (g) references herein to articles, sections, annexes, exhibits and schedules mean the articles and sections of, and the annexes, exhibits and schedules attached to, this Agreement; (h) subject headings are included for convenience only and will not affect the interpretation of any provisions of this Agreement; (i) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (j)  the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular section in which such words appear; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent; (l) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section and any rules and regulations thereunder; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated; (o) any accounting term not otherwise defined in this Agreement will have the meaning assigned to it in accordance with GAAP; and (p) references to the “Transaction” do not include the transactions contemplated by the T-Mobile Agreements or any other license sale transaction to which Seller or USCC is a party.

Section 9.10.    Expenses

Except as otherwise set forth herein, each Party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and the consummation of the Transaction, including the fees, expenses and disbursements of its counsel and advisors. Notwithstanding the above, in the event any Party will bring an action in connection with the performance, breach or interpretation of this Agreement, the prevailing Party in any such action will be entitled to recover from the losing Party all reasonable costs and expenses of such action, including attorneys’ fees.

Section 9.11.    No Public Announcement; Press Releases

No Party will, without the prior written approval of the other, make any press release or other public announcement concerning the Transaction (including any filing with the SEC or any other Governmental Authority), except (a) as required by Law or obligations pursuant to applicable stock exchange rule or any listing agreement or (b) for any press release or other public announcement that is consistent in all material respects with public disclosures or prior communications previously consented to by the other Party in accordance with this Section 9.11 or otherwise made consistent with this Section 9.11, including investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate. To the extent either Party intends to make any press release or other public announcement (including any filing with the SEC or any other Governmental Authority) related to this Agreement or the Transaction, such Party shall give the other Party a reasonable opportunity to review and comment on such disclosure and shall consider in good faith any reasonable comments the other Party may provide, except to the extent such disclosure is consistent in all material respects with public disclosures or prior communications previously consented to by the other Party in accordance with this Section 9.11 or otherwise made consistent with this Section 9.11
Section 9.12.    Severability

If any provision of this Agreement shall be contrary to applicable Law, at the present time or in the future, such provision shall be deemed null and void. The remainder of this Agreement shall not be affected and shall be enforced to the greatest extent permitted by law. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the greatest extent possible.

Section 9.13.    Several Obligations

The Parties hereto acknowledge and agree that the obligations of the Sellers under this Agreement, and the Losses arising hereunder for any breaches of such obligations, shall be several and not joint. The Sellers’ responsibility for Losses, if any, arising hereunder from breaches of any representations or warranties contained in Article 3 (in all cases subject to Article 8) shall be several and not joint, and shall be apportioned between the Sellers in accordance with their respective Pro Rated Share.

Section 9.14.    No Third-Party Beneficiaries

Except for ARTICLE 8, which is intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BANGOR CELLULAR TELEPHONE, L.P.
By:	United States Cellular Operating Company of Bangor, its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

CALIFORNIA RURAL SERVICE AREA #1, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

CEDAR RAPIDS CELLULAR TELEPHONE, L.P.
By:	United States Cellular Operating Company of Cedar Rapids, its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

DUBUQUE CELLULAR TELEPHONE, L.P.
By:	United States Cellular Operating Company of Dubuque, its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

HARDY CELLULAR TELEPHONE COMPANY

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

KANSAS #15 LIMITED PARTNERSHIP
By:	USCOC Nebraska/Kansas, Inc., its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement]

KENOSHA CELLULAR TELEPHONE, L.P.
By:	United States Cellular Operating Company LLC, its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

MAINE RSA #1, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

MCDANIEL CELLULAR TELEPHONE COMPANY

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

NH #1 RURAL CELLULAR, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

OREGON RSA #2, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

UNITED STATES CELLULAR OPERATING COMPANY LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

UNITED STATES CELLULAR OPERATING COMPANY OF KNOXVILLE

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement]

UNITED STATES CELLULAR OPERATING COMPANY OF MEDFORD

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC NEBRASKA/KANSAS, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF CENTRAL ILLINOIS, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF CUMBERLAND, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF GREATER IOWA, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF GREATER MISSOURI, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF GREATER NORTH CAROLINA, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement]

USCOC OF GREATER OKLAHOMA, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF LACROSSE, LLC

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF OREGON RSA #5, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF RICHLAND, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF VIRGINIA RSA #3, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

USCOC OF WASHINGTON-4, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

VERMONT RSA NO. 2-B2, INC.

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

[Signature page to License Purchase Agreement]

WESTERN SUB-RSA LIMITED PARTNERSHIP
By:	Washington RSA #5, Inc., its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

YAKIMA MSA LIMITED PARTNERSHIP
By:	United States Cellular Operating Company of Yakima, its general partner

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Vice President and Treasurer

UNITED STATES CELLULAR CORPORATION
(for the purposes set forth in the Agreement):

By:	/s/ Douglas W. Chambers
Douglas W. Chambers
Executive Vice President, Chief Financial Officer and Treasurer

[Signature page to License Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VERIZON COMMUNICATIONS INC.
(for the purposes set forth in the Agreement):

By:	/s/ Chris Bartlett
Name:	Chris Bartlett
Title:	Chief Strategy Officer

[Signature page to License Purchase Agreement]